Exhibit 10.2

JUNIOR LOAN AGREEMENT

by and between

REST EASY LLC,

a Delaware limited liability company,

as Borrower,

and

BEHRINGER HARVARD PAL I, LLC,

a Delaware limited liability company,

as Lender,

with respect to a

$25,000,000 term Loan facility

v

SCHEDULES TO JUNIOR LOAN AGREEMENT

Schedule 1	Definitions
Schedule 2	Form of Draw Request
Schedule 3	Component Budgets
Schedule 4	Project Schedule
Schedule 5	Additional Terms Regarding Advances
Schedule 6	Form of Guaranty and Indemnity
Schedule 7	Lien Waivers
Schedule 8	[Reserved]
Schedule 9	[Reserved]
Schedule 10	[Reserved]
Schedule 11	Lien Waiver
Schedule 12	Construction Development Budget
Schedule 13	Litigation
Schedule 14	Support Leases and Licenses

Junior Loan Agreement

This Junior Loan Agreement (as the same may be amended or supplemented from time to time, this “Agreement”) is made as of the 14th day of August, 2009, by and between Rest Easy LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), and Behringer Harvard PAL I, LLC, a Delaware limited liability company (together with its successors and assigns, the “Lender” or “Junior Lender”).

Recitals

Borrower has applied to Lender for a Loan (the “Junior Loan”) to finance certain costs related to the construction, revitalization, renovation and development of improvements on real property located or to be located at various United States Army (the “Army”) installations, specifically, Fort Hood, Texas, Fort Leavenworth, Kansas, Fort Myer, Virginia, Fort Polk, Louisiana, Fort Riley, Kansas, Fort Rucker, Alabama, Fort Sam Houston, Texas, Tripler Army Medical Center and Fort Shafter, Hawaii, Fort Sill, Oklahoma, and Yuma Proving Ground, Arizona, through the Privatization of Army Lodging (“PAL”) pursuant to Title 10, United States Code, Section 2871 et. seq. In connection with the implementation of the PAL, the Army has agreed, among other things, to transfer the use of a portion of the installations’ lands under a long-term ground lease and several shorter term support leases and licenses and to convey the existing lodging and certain other improvements on the respective installations to the Borrower. The rentals, profits and income from such improvements will serve, together with the Mortgages and other Collateral, as security for the Junior Loan. Lender has agreed to make the Junior Loan on the terms and conditions set forth in this Agreement and in the other documents evidencing and securing the Junior Loan.

Now, therefore, in consideration of the premises, and in further consideration of the mutual covenants and agreements herein set forth, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

Agreements

Article I

General Information

Section 1.1             Conditions to Closing; Fees.

(a)           The conditions precedent to closing the Junior Loan and recording the Mortgages set forth in the Letter of Intent are satisfied, subject to Borrower’s payment of the commitment fee as provided in Section 1.1(c) below and the delivery of the Guaranty as provided in Section 1.1(f) below.

(b)           On or prior to the Closing, Borrower shall (i) pay to Lender an initial commitment fee for Lender’s commitment to fund the Junior Loan equal to $500,000, payable in immediately available funds, and (ii) pay, or provide funds for payment of, all reasonable costs and expenses incurred in connection with the Junior Loan, including, but not limited to, Lender’s reasonable documentation fees, attorneys’ fees (exclusive of Lender’s in-house attorneys’ fees), travel expenses and all expenses directly associated with due diligence, including all expenses described in the Letter of Intent. Borrower shall separately be responsible for payment of all attorneys’ fees (other than Lender’s in-house counsel), including all local counsel fees and expenses.

(c)           On or prior to the Closing, Lender shall have received: (i) executed copies of this Agreement, the Junior Note, the Mortgages, the Environmental Agreement, the Design/Build Agreement, and the financing statements, (ii) insurance policies or certificates of insurers evidencing the insurance required by the Mortgages, (iii) paid title insurance policies in ALTA 1990 form or such other form acceptable to Lender, in the amount of the Junior Note, insuring the Mortgages to be valid liens on the Property free and clear of all defects and encumbrances not previously approved by Lender or its counsel, which shall contain no survey exceptions other than those previously approved by Lender, full coverage against mechanics’ and materialmen’s liens, subject to availability under applicable law or commercial title insurance practices, an undertaking by the issuer thereof to provide the notice of title continuation or endorsement above and a pending disbursements clause (or such other comparable clause or affirmative insurance or endorsement to title policy as is available in such jurisdiction), (iv) opinions of counsel for Borrower in form and substance reasonably satisfactory to Lender, and (v) such other documents, instruments or assurances as Lender or its counsel may reasonably request.

(d)           No fees payable hereunder, including in this Section 1.1, shall be deemed to be paid with respect to the acquisition of any interest in real property located in the State of Hawaii.

(e)           As a condition precedent to Lender’s obligation to fund any portion of the Loan, Borrower must cause Guarantor to execute and deliver the Guaranty at Closing.

Section 1.2             Schedules.

The Schedules attached to this Agreement are incorporated herein and made a part hereof.

Section 1.3             Defined Terms.

Capitalized terms in this Agreement shall have the meanings ascribed to such terms in the Preamble hereto and in Schedule 1.

Section 1.4             Lock Box Agreement.

At or prior to Closing, Borrower will enter into the Lock Box Agreement and will establish, or will cause to be established, the Lock Box Account and each of the other accounts and subaccounts contemplated by the Lock Box Agreement. All Project revenues will be applied, held and disbursed in the order of priority, and in accordance with the terms and conditions of the Lock Box Agreement. Except as otherwise provided in the Lock Box Agreement, Borrower will cause all Project revenues to be deposited into one of the Collection Accounts in accordance with the Lock Box Agreement. Funds deposited into the Collection Accounts shall be swept into the Revenue Subaccount in accordance with the Lock Box Agreement.

Article II

Advances of the Junior Loan

Section 2.1             Junior Loan Advances, Requisitions and Drawings.

(a)           Borrower agrees to borrow the Junior Loan from Lender, and Lender agrees to lend the Junior Loan to Borrower, subject to the terms and conditions herein set forth, in incremental advances which will not exceed, in the aggregate, the Junior Loan Amount. Interest shall accrue and be payable in arrears only on sums advanced hereunder for the period of time outstanding. The Junior Loan is not a revolving loan; amounts repaid may not be re-borrowed.

(b)           Subject to the provisions of this Agreement, Lender will advance and Borrower will accept the Junior Loan installments as follows:

The Initial Advance will be made upon the satisfaction of the applicable conditions and upon payment of the then-due fees set forth in Section 1.1 and this Article II hereof, and all subsequent Advances shall be made periodically thereafter, upon the satisfaction of the applicable conditions set forth herein, in amounts which shall be equal to the aggregate of the unpaid and unreimbursed Direct Costs and Indirect Costs specified in the Draw Request, less any costs covered by the Draw Request not approved, certified or verified as provided in Section 2.2 hereof, any Indirect Costs covered by a previous Draw Request for which any requested proof of payment or payment receipts have not been received by Lender, and/or any Direct Costs covered by a previous Draw Request for which any requested proof of payment or payment receipts or Lien Waivers have not been received by Lender and the Construction Consultant.

(c)           Subsequent to the Initial Advance, Advances shall be made not more frequently than monthly based on Draw Requests signed by an Authorized Signer in the form attached hereto as Schedule 2 or in another form reasonably approved by Lender, each of which Draw Request shall include the applicable Payment Certificate issued by the Construction Consultant. Unless otherwise agreed to between Borrower and Lender, in accordance with the Lock Box Agreement, all Advances shall be deposited into the Loan Proceeds Sub-subaccount of the Construction Escrow Reserve Subaccount (as defined in the Lock Box Agreement) for application by the Cash Management Agent in accordance with the terms of the Lock Box Agreement. Each Draw Request for Direct Costs shall be set forth on AIA Forms G702 and G703 or another form reasonably approved by Lender, and shall be approved by the Construction Consultant and signed by the Design/Build Contractor. Draw Requests for Direct Costs shall show the percentage of completion of construction and shall set forth on a Component basis and in such detail as may be reasonably required by Construction Consultant or Lender the amounts expended and/or costs incurred for work done and materials incorporated in the Improvements. Each Draw Request shall be supported by such information and documentation (such as paid receipts, invoices, statements of accounts, lien releases, etc.) as Lender may reasonably require to assure that amounts requested are to be used to reimburse Borrower for costs previously paid by Borrower or to pay costs incurred by Borrower that are to be paid from proceeds of the Junior Loan, as set forth in the Lock

Box Agreement, the Design/Build Agreement and the applicable Component Budgets. If so required by the Lender, a request for an Advance shall also be accompanied by (i) a certificate of Borrower, signed by an officer of Borrower, to the effect that Borrower has paid or actually incurred costs in the amount of the requested Advance, that such costs have not been made the basis for any other request for an advance of Junior Loan proceeds under this Agreement or any other agreement between Borrower and Lender, that all representations and warranties of Borrower herein are true as of the time of such request, and that no material adverse change in Borrower’s financial condition has occurred since the immediately preceding Advance and (ii) a notice of title continuation or an endorsement to the title policy (or such other comparable clause or affirmative insurance or endorsement to title policy as is available in such jurisdiction) indicating that, since the date of the last preceding Advance, there has been no change in the state of title not approved by Lender and no survey exception not theretofore approved by Lender, which endorsement shall have the effect of increasing the coverage of the policy by the amount of the Advance then being made. Borrower shall only be entitled to payment in the amount and for such items as are approved in respect of each Draw Request.

(d)           The Junior Loan shall be advanced from time to time as provided herein for the payment of costs described in Section 4.3 and Article V of the Lock Box Agreement. Lender shall not be obligated to make any advance unless all conditions to the making of an Advance under this Agreement have been and continue to be satisfied unless waived in writing by Lender.

(e)           No subsequent Advances of the Junior Loan shall be advanced until the satisfaction of the following conditions:

(i)            There shall be (1) no default by Borrower beyond applicable periods of notice and grace under this Agreement, the Junior Note, the Mortgages, or any other Junior Loan Document, (2) no Default (as defined in the PAL Lease) under the PAL Lease that Lender determines cannot be cured before the end of any applicable notice and cure period, (3) no Termination Default (as defined in the PAL Lease) under the PAL Lease, (4) no default that Lender determines cannot be cured before the end of any applicable notice and cure period under any Project Document (other than the PAL Lease), and (5) no “Event of Default” (as defined therein) under any Senior Loan Document or under any Subordinate Loan Document, unless in each instance waived in writing by Lender; and

(ii)           Lender shall have received: (a) executed copies of this Agreement, the Junior Note, the Mortgages and the Environmental Agreement, which must be satisfactory to Lender in all respects, and the financing statements, (b) insurance policies or certificates of insurers evidencing the insurance required by the Mortgages, (c) paid title insurance policies in ALTA 1990 form or such other form acceptable to Lender, in the amount of the Junior Note, insuring the Mortgages to be valid liens on the Property free and clear of all defects and encumbrances not previously approved by Lender or its counsel, which shall contain no survey exceptions other than those previously approved by Lender, full coverage against mechanics’ and materialmen’s liens, an undertaking by the issuer thereof to provide the notice of title continuation or endorsement above and a pending disbursements clause, (d) an opinion of counsel for Borrower in form and substance satisfactory to Lender, (e) all other conditions to receiving an Advance under this Agreement have been met, and (f) such other standard and customary documents, instruments, opinions or assurances as Lender or its counsel may reasonably request.

(f)            If at the time of an Advance following the Initial Advance there are incurred costs which shall be paid by Borrower from such Advance and which have not been paid by Borrower, then prior to and as a condition to the next advance, Borrower shall submit to Lender proof reasonably satisfactory to Lender that such incurred costs have been paid in full.

(g)           The Lender shall have the right to approve all material amendments to the Design/Build Agreement (except for Change Orders not requiring the consent of the Lender pursuant to the Design/Build Agreement).

(h)           Borrower shall comply with the Project Schedule set forth in Schedule 4, unless the Lender approves a modification of such Schedule 4 in writing (such approval not to be unreasonably withheld, conditioned or delayed). The Lender shall not be obligated to fund any Advance after the Final Project Completion Date.

(i)            Notwithstanding the foregoing, other than the Initial Advance made on the date hereof, no subsequent Advance shall be made hereunder unless and until (i) all amounts have been advanced by the Subordinate Lender pursuant to the Subordinate Loan; (ii) the amount to be funded by Lender in connection with such Draw Request shall not be greater than the amount necessary to satisfy the Draw Request taking into account the amount of the balance in the Excess NOI Sub-subaccount (as such capitalized term is defined in the Lock Box Agreement) as of the date of such Draw Request (except for any amount less than $10,000 retained in the Excess NOI subaccount); and (iii) the Control Agreements have been fully executed and delivered and are in full force and effect; provided, however, that the Borrower shall have three months from the date hereof to have all Control Agreements in place.

(j)            Other than the Initial Advance made on the date hereof, subsequent Advances made by the Lender hereunder are subject to the conditions in Schedule 5 hereto.

(k)           All disbursements from the Construction Escrow Reserve Subaccount shall be made in accordance with the terms and conditions of the Lock Box Agreement.

Section 2.2             Direct Costs Verification.

All Direct Costs shall be certified by the Design/Build Contractor and must be in accordance with the Direct Cost Statement (as the same may be updated and amended by the Borrower as necessary). Verification of the monthly progress and Direct Costs which have been incurred by Borrower from time to time, and the estimated total Direct Costs, shall be conclusively determined by the Construction Consultant (absent manifest error).

Section 2.3             Office for Advances.

All advances to Borrower are to be made at such place as Lender may designate. Draw Requests together with all attachments thereto shall be received by Lender at least seven (7) Business Days prior to the date of the requested Advance and Borrower shall schedule a site inspection with Construction Consultant with respect to each such Advance on or before the date of the submission to the Lender of such Draw Request.

Section 2.4             Advances After Construction; Monthly Advances.

Amounts of the Direct Costs not advanced pursuant to this Section 2.4 or Section 2.1 hereof during the course of construction of the Improvements may be advanced by Lender in its sole discretion upon the satisfaction of the conditions set forth herein. Advances for Indirect Costs not advanced prior to completion of construction of the Improvements shall be advanced until exhausted, not more frequently than once a month, for Indirect Costs as incurred after such completion, upon satisfaction of the conditions set forth herein.

Section 2.5             Notice of Lender’s Rights to Make Advances.

(a)           Lender may, in its absolute discretion, accelerate all or any portion of the amounts requested by Borrower to be advanced hereunder without regard to Borrower’s satisfaction of the conditions to its entitlement to Junior Loan proceeds and no person dealing with Borrower or the Design/Build Contractor and any Subcontractor or any other person shall have standing to demand any different performance from Lender.

(b)           CONTRACTORS, SUBCONTRACTORS, LABORERS, and SUPPLIERS are cautioned that if Junior Loan advances are made under the alternative set forth in paragraph (a) above, proceeds of the Junior Loan remaining to be advanced at the time of the actual completion date, or at any time prior thereto, may be inadequate to pay all lienable claims incurred by Borrower and unpaid at that time. All potential lienors are therefore cautioned to exercise sound business judgment in the extension of credit to Borrower and should not expect Lender to make Junior Loan advances in such amounts and to exercise such judgment for themselves.

Section 2.6             Evidence of and Security for Junior Loan.

Advances under the Junior Loan shall be evidenced by the Junior Note and secured by the Mortgages, the Junior Loan Documents and the other Collateral. Borrower’s obligation to repay the Obligations (including (without limitation) as evidenced by the Junior Note) is with full recourse as to the Collateral (including all assets of the Borrower) but shall not be recourse to the Borrower’s members, shareholders, officers, affiliates, directors, partners, agents, employees or consultants, or any affiliate of any such person, or to the property or assets of any such person.

Section 2.7             Junior Loan Reallocation.

The Lender shall have the right to approve Change Orders in accordance with Section 8.6.2 of the Design/Build Agreement. Unless authorized by Change Order, the Guaranteed Maximum Price shall not be increased and the Guaranteed Scope of Work shall not be reduced and/or modified without the consent of the Lender.

Section 2.8             Construction Agreements.

Notwithstanding anything in this Agreement to the contrary, no advances of the Junior Loan for Direct Costs with respect to any particular category of expenses shall be made until such time as the Lender has received from the Borrower copies of the Design/Build Agreement and each Subcontract in Proper Form in excess of $100,000 with respect to such category certified by the Borrower to be true, complete and correct.

Section 2.9             Advances for Costs of Improvements.

Lender shall not be required to make any advances for Stored Materials, except as permitted by Schedule 5 hereto.

Section 2.10           Additional Terms Regarding Advances.

Other than the Initial Advance made on the date hereof, subsequent Advances of the Junior Loan shall also be subject to the terms and conditions set forth in Schedule 5.

Section 2.11           Liability of Lender.

Lender shall in no event be responsible or liable to any Person other than Borrower for the disbursement of or failure to disburse the Junior Loan proceeds or any part thereof and neither the Design/Build Contractor, Construction Consultant nor any subcontractor, laborer or material supplier shall have any right or claim against Lender under this Agreement or the other Junior Loan Documents.

Section 2.12           Payments to Lender.

(a)           The Junior Loan shall bear interest on the outstanding principal amount thereof as provided in the Junior Note, which interest shall be payable by the Borrower at the times and in the manner provided in the Junior Note. The principal of the Junior Loan shall be repaid by the Borrower at the times, in the amounts and in the manner provided in the Junior Note. The Borrower may prepay the Junior Loan at the times, in the amounts and in the manner provided in the Junior Note, subject to payment of the Prepayment Premium, if same is due. All payments to Lender shall be made in accordance with the provisions of the Lock Box Agreement, the Junior Note and this Agreement.

(b)           Lender shall be entitled, but not obligated, and is hereby irrevocably authorized to request payment from the Lock Box Agreement without any notice to Borrower in such sums as are necessary to pay accrued and unpaid interest on the Junior

Note and all fees and expenses payable hereunder or thereunder, to the extent the same are due and payable.

Section 2.13           Verified Statement.

At Lender’s written request, Borrower shall provide Lender with a verified written statement, in such form and detail as Lender may reasonably require, setting forth: (i) the names and addresses of all contractors, subcontractors and suppliers furnishing labor or materials in the development of the Land or the Construction of the Improvements valued in excess of $100,000 and (ii) such reasonable evidence confirming that that the Improvements have not been materially damaged by fire or other Casualty unless Lender shall have received Insurance Proceeds, or satisfactory assurance that it will receive such proceeds in a timely manner pursuant to Section 4.10, sufficient in the judgment of Lender to effect a satisfactory restoration and completion of the Improvements in accordance with the terms of the Mortgages and this Agreement and (iii) such reasonable evidence confirming that the Improvements have not been materially damaged by fire or other Casualty unless Lender shall have received Insurance Proceeds, or satisfactory assurance that it will receive such proceeds in a timely manner pursuant to Section 4.10, sufficient in the judgment of Lender to effect a satisfactory restoration and completion of the Improvements in accordance with the terms of the Mortgages and this Agreement.

Article III

Representations and Warranties

Borrower represents and warrants to Lender that:

Section 3.1             Organization, Power and Authority of Borrower and Managing Member; Junior Loan Documents.

(a)           Borrower (a) is a limited liability company duly organized, existing and in good standing under the laws of the state in which it is organized and is duly qualified to do business and in good standing in each state in which the Land or any portion thereof is located (if different from the state of its formation) and in any other state where the nature of Borrower’s business or property requires it to be qualified to do business, and (b) has the power, authority and legal right to own its property and carry on the business now being conducted by it and to engage in the transactions contemplated by the Junior Loan Documents and the Project Documents. The Junior Loan Documents and the Project Documents to which Borrower is a party have been duly executed and delivered by Borrower, and the execution and delivery of, and the carrying out of the transactions contemplated by, such Junior Loan Documents and Project Documents, and the performance and observance of the terms and conditions thereof, have been duly authorized by all necessary organizational action by and on behalf of Borrower. The Junior Loan Documents and the Project Documents to which Borrower is a party constitute the valid and legally binding obligations of Borrower and are fully enforceable against Borrower in accordance with their respective terms, except to the extent that such enforceability may be limited by laws generally affecting the enforcement of creditors’ rights or principles of equity.

(b)           Borrower represents and warrants that RE-MM (i) is a limited liability company duly organized, existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and in any state where the nature of RE-MM’s business or property requires it to be qualified to do business, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on the ability of RE-MM to perform its obligations under the Operating Agreement, and (ii) has the power, authority and legal right to carry on the business now being conducted by it and to engage in the transactions contemplated by the Operating Agreement. The Borrower represents and warrants that the Operating Agreement has been duly executed and delivered by RE-MM, and the execution and delivery by RE-MM of, and the carrying out by RE-MM of the transactions contemplated by, the Operating Agreement, and the performance and observance by RE-MM of the terms and conditions thereof, have been duly authorized by all necessary organizational action by and on behalf of RE-MM. The Borrower represents and warrants that the Operating Agreement constitutes the valid and legally binding obligation of RE-MM and is fully enforceable against RE-MM in accordance with its terms, except to the extent that such enforceability may be limited by laws generally affecting the enforcement of creditors’ rights or principles of equity.

Section 3.2             Other Documents; Laws.

The execution and performance of the Junior Loan Documents and the Project Documents to which Borrower is a party and the consummation of the transactions contemplated thereby will not conflict with, result in any breach of, or constitute a default under, the organizational documents of Borrower, or any contract, agreement, document or other instrument to which Borrower is a party or by which Borrower, or any of its respective properties may be bound or affected, and such actions do not and will not violate or contravene any Law to which Borrower is subject.

Section 3.3             Taxes.

Borrower has filed all federal, state, county and municipal Tax returns required to have been filed by Borrower and has paid (or will pay prior to the due date therefor) all Taxes which have become due pursuant to such returns or pursuant to any Tax assessments received by Borrower unless Borrower is contesting such Taxes in good faith as provided in Section 46 of the PAL Lease.

Section 3.4             Legal Actions.

Except as set forth in Schedule 13 hereto, there are no Claims or investigations by or before any court or Governmental Authority, pending, or to the best of Borrower’s knowledge and belief, threatened against or affecting Borrower, Borrower’s business or the Property which could reasonably be expected to have a Material Adverse Effect. Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any Governmental Authority affecting Borrower or the Property which could reasonably be expected to have a Material Adverse Effect.

Section 3.5             Nature of Junior Loan.

Borrower is a business or commercial organization. The Junior Loan is being obtained solely for business or investment purposes, and will not be used for personal, family, household or agricultural purposes.

Section 3.6             [Reserved].

Section 3.7             Financial Statements.

Borrower’s financial statements heretofore delivered by Borrower to Lender are true and correct in all material respects, have been prepared in accordance with sound accounting principles consistently applied, and fairly present the respective financial conditions of the subjects thereof in all material respects as of the respective dates thereof.

Section 3.8             ERISA and Prohibited Transactions.

As of the date hereof and throughout the term of the Junior Loan: (a) Borrower is not and will not be (i) an “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) a “governmental plan” within the meaning of Section 3(32) of ERISA, or (iii) a “plan” within the meaning of Section 4975(e) of the Code; (b) the assets of Borrower do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in Section 2510.3-101 of Title 29 of the Code of Federal Regulations; (c) transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of fiduciaries with respect to governmental plans; and (d) Borrower will not engage in any transaction that would cause any Obligation or any action taken or to be taken hereunder (or the exercise by Lender of any of its rights under the Mortgages) or under any of the other Senior Loan Documents, Junior Loan Documents or Subordinate Loan Documents to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code. Borrower agrees to deliver to Lender such reasonable certifications or other evidence of compliance with the provisions of this Section as Lender may from time to time request.

Section 3.9             Compliance with Zoning and Other Requirements.

The anticipated use of the Property and proposed Improvements comply with applicable zoning ordinances, regulations and restrictive covenants affecting the Land. All use and other requirements of any Governmental Authority having jurisdiction over the Property have been or will, prior to completion of the Improvements, be satisfied. No material violation of any Law will, upon completion of the Improvements, exist with respect to the Property.

Section 3.10           Plans and Specifications.

The Plans and Specifications shall be complete and adequate for the Construction of the Improvements. The Plans and Specifications shall be approved by all Governmental Authorities having or claiming jurisdiction over the Property and by the beneficiary of each restrictive covenant affecting the Property whose approval is required. The Plans and Specifications shall also be approved by the Design/Build Contractor. To the best of Borrower’s knowledge, the

Improvements to be constructed pursuant to the Plans and Specifications, if constructed substantially in accordance with the Plans and Specifications, will fully comply with all applicable Laws (other than as set forth in the Installation Specific Development Plans approved by the Army), including those Laws relating to access and facilities for disabled persons. All construction, if any, already performed by or on behalf of Borrower on the Improvements has been performed on the Land in accordance with the Plans and Specifications approved by the persons named above and with any restrictive covenants applicable thereto and, to the knowledge of Borrower, there are no structural defects in such existing portions of the Improvements to be constructed pursuant to the Plans and Specifications or violations of any requirement of any Governmental Authorities with respect thereto; the planned use of the Improvements complies with applicable zoning ordinances, regulations and restrictive covenants affecting the Land as well as all environmental, ecological, landmark, and other applicable laws and regulations; and all requirements for such use have been satisfied.

Section 3.11           Building Permits; Other Permits.

All building, construction and other permits necessary or required in connection with the Construction of the Improvements have been validly issued or will be issued in a timely manner by a date sufficient to ensure commencement of construction and Completion of Construction in a timely manner. All required fees have been or will be paid and bonds and/or other security have been or will be posted in connection with all permits that have been issued, and adequate amounts have been budgeted by Borrower to pay all fees and the cost of all bonds and other security in connection with permits to be issued in the future. Borrower will promptly obtain all permits required from Governmental Authorities to construct the Improvements to be constructed pursuant to the Plans and Specifications and, upon written request from Lender, Borrower shall send copies thereof to Lender. Following the issuance thereof, all permits will remain in full force and effect as necessary to complete the Improvements to be constructed pursuant to the Plans and Specifications.

Section 3.12           Utilities.

Subject to the terms and conditions of the Municipal Agreement, all utility services necessary for the Construction of the Improvements and the operation thereof for their intended purposes are available at the boundaries of the Land (or will be available upon the completion of work shown in the Plans and Specifications), including, as applicable, telephone service, cable television, water supply, storm and sanitary sewer facilities, natural gas and electric facilities, including cabling for telephonic and data communication.

Section 3.13           Access; Roads.

All roads and other accesses necessary for the Construction of the Improvements and utilization thereof for their intended purposes have been or shall be completed or the necessary rights of way therefor have either been or shall be provided by the Army or appropriate Governmental Authority, or have been or shall be dedicated to public use and accepted by the Army or such Governmental Authority.

Section 3.14           Other Liens.

Except for (a) contracts with contractors for labor, materials and services furnished or to be furnished in connection with the Construction of the Improvements, which contractors Borrower shall pay or cause to be paid in accordance with the applicable Subcontracts from the proceeds of the Junior Loan advanced hereunder, and (b) the Senior Loan Documents, the Junior Loan Documents, the Subordinate Loan Documents, the Debt Documents (as defined in the Lock Box Agreement), the Lock Box Agreement and the Project Documents, Borrower has made no contract or arrangement of any kind the performance of which by the other party thereto would give rise to a lien on the Property, except with respect to encumbrances of record existing as of the Closing and other encumbrances created by the Army in accordance with the terms of the Lease.

Section 3.15           No Material Adverse Change.

No material adverse change which would result in a Material Adverse Effect has occurred in the financial conditions reflected in the financial statements of Borrower referred to in Section 3.7 since the respective dates of such statements, and no material additional liabilities have been incurred by Borrower since the dates of such statements other than the borrowings contemplated herein, in the other Senior Loan Documents, in the Junior Loan Documents, in the Subordinate Loan Documents or the Project Documents or as approved in writing by Lender.

Section 3.16           Defaults.

There is (a) no default by Borrower under any of the Junior Loan Documents, (b) no Default (as defined in the PAL Lease) under the PAL Lease that cannot be cured before the end of any applicable notice and cure period, (c) no Termination Default (as defined in the PAL Lease) under the PAL Lease, (d) no default that cannot be cured before the end of any applicable notice and cure period under any Project Document (other than the PAL Lease), and (e) no “Event of Default” (as defined therein) under any Senior Loan Document or under any Subordinate Loan Document, unless in each instance waived in writing by Lender.

Section 3.17           Affirmation of Representations and Warranties.

Each Draw Request and each receipt of the funds requested thereby shall constitute an affirmation that (a) the representations and warranties of Borrower contained in this Article III are true and correct in all material respects as of the date of the Draw Request (except for exclusions listed therein) and, unless Lender is notified to the contrary prior to the disbursement of the Advance requested, will be so on the date of the disbursement, (b) the work completed to the date of the Draw Request is of quality and in all other respects consistent with the Plans and Specifications, and (c) if applicable, construction of the Improvements is proceeding in accordance with the Project Schedule.

Section 3.18           Governmental Authorities.

There are no actions, suits or proceedings pending, or, to the knowledge of the Borrower, threatened, against or affecting Borrower or the Property, the validity or enforceability of the Mortgages or the priority of the lien thereof at law, in equity or before or by any Governmental

Authorities which, if adversely determined, would result in a Material Adverse Effect; to Borrower’s knowledge, it is not in default beyond any applicable notice and cure period with respect to any material order, writ, injunction, decree or demand of any court or Governmental Authorities.

Section 3.19           Prior Work.

Borrower has advised the title insurer in writing prior to the issuance of the title policy insuring Lender whether any survey, soils-testing, site-development, excavation or other work related to construction of the Improvements was begun or done by or on behalf of Borrower before each related Mortgage was recorded.

Section 3.20           Hazardous Materials; Related Claims.

To the best of Borrower’s knowledge, except for those conditions listed in the Phase 1, Phase 2 and other environmental reports, the Focused Feasibility Study for Fort Rucker and the Army’s Environmental Condition of Property reports and the environmental reports prepared and/or provided for Lender with respect to the Property, (i) the Property and the Improvements thereon, if any, and the contiguous areas, are not currently and have not been impacted by the presence of Hazardous Materials or their effects; and (ii) there are no claims, litigation, administrative or other proceedings, whether actual or threatened, or judgments or orders, relating to any hazardous or toxic substances or wastes, discharges, emissions or other forms of pollution relating in any way to the Land or the Improvements, if any, thereon.

Section 3.21           Not an Investment Company.

Borrower is not an “investment company” or an entity controlled by an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

Section 3.22           Patriot Act.

Borrower is not now, nor has ever been (i) listed on any Government Lists (as hereinafter defined), (ii) a Person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (September 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as hereinafter defined) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) indicted for or convicted of any felony for any Patriot Act Offense, or (iv) under investigation by any Governmental Authorities for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (1) the specially designated nationals and blocked persons lists maintained by the Office of Foreign Assets Control (“OFAC”), (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the rules and regulations of OFAC that Lender notified Borrower in writing is now included in “Government Lists,” or (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authorities or pursuant to any executive order of the President of the United States of America that Lender notified Borrower in writing is now included in “Government Lists.”

Section 3.23           Compliance with Laws and Project Documents.

Borrower is in material compliance with (a) the requirements of all Project Documents and all other agreements entered into by Borrower as of the date hereof and (b) in all material respects, with the requirements of all applicable Laws; provided, however in certain instances Borrower may not be in compliance with all Project Documents or with all applicable laws as of the date hereof; however, Borrower shall implement a cure of any such non-compliance as required pursuant to Condition 9.h. of the PAL Lease.

Article IV

Affirmative Covenants and Agreements

Section 4.1             Commencement and Completion of Construction.

Borrower shall cause the initial Construction of the Improvements (which are contemplated to be commenced on or before the Commencement Date pursuant to the Design/Build Agreement) to be commenced and prosecuted in a good and workmanlike manner on or before the Commencement Date and shall cause the Construction of the Improvements to be completed in accordance with the Design/Build Agreement and PAL Lease and substantially in accordance with the Plans and Specifications in full on or before the Final Project Completion Date.

Section 4.2             Approval of Construction.

(a)           No work associated with the Construction of any component of the Improvements to be constructed by Borrower pursuant to the Plans and Specifications shall be commenced or continued by Borrower unless and until the applicable Plans and Specifications for such component (and any changes thereto) have been approved by Lender to the extent Lender’s approval is required in accordance with the terms of the Design/Build Agreement and this Agreement. Lender agrees that, where Lender’s approval is required under the Design/Build Agreement and this Agreement, such approval shall not be unreasonably withheld, conditioned or delayed and shall be granted or denied in no event later than ten (10) Business Days after the receipt of all documentation by the Lender in connection with the request for approval. In addition, no work associated with the Construction of any component of the Improvements to be constructed by Borrower pursuant to the Plans and Specifications shall be commenced or continued by Borrower unless and until the applicable Plans and Specifications for such component (and any changes thereto) have been approved by all Governmental Authorities having or claiming jurisdiction over the Land and Improvements, by the beneficiary of any applicable restrictive covenant whose approval is required, and by any other party whose approval is required under applicable agreements, and unless and until all building, construction and other permits necessary or required in connection with the Construction of such component of the Improvements to be constructed by Borrower pursuant to the Plans and Specifications have been validly issued and all fees, bonds and any other security required in connection therewith have been paid or posted.

(b)           The Construction Consultant shall receive copies of all Change Orders in accordance with the Design/Build Agreement.

(c)           Except for Change Orders which do not require Lender’s approval in accordance with the Design/Build Agreement, Borrower will not amend or supplement the Design/Build Agreement without the prior written consent of Lender (not to be unreasonably withheld conditioned or delayed). Borrower will not enter into, authorize or permit any Change Order under the Design/Build Agreement except in compliance with Section 8.6.2 thereof.

Section 4.3             Deposits.

Any amounts required under the Lock Box Agreement to be deposited by the Borrower shall be deposited by Borrower in accordance with the terms of the Lock Box Agreement.

Section 4.4             Compliance with Laws; Encroachments.

Subject to the provisions of Section 9 of the PAL Lease, the Improvements shall be constructed, maintained and operated in accordance with all applicable (whether present or future) Laws. The Improvements shall be constructed entirely on the Land, including the land described in the support leases and licenses in Schedule 14, and shall not encroach upon any easement or right-of-way in a manner which would violate such easement or right-of-way, or upon the land of others. Construction of the Improvements shall occur wholly within all applicable building restriction lines and set-backs, however established, and shall be in strict compliance with all applicable use or other restrictions and the provisions of any prior agreements, declarations, covenants, restrictions, easements and all applicable zoning and subdivision ordinances and regulations. Borrower covenants and agrees with Lender that it will at its expense use good faith efforts to comply, subject to the provisions of Section 9 of the PAL Lease, promptly with all laws, ordinances, orders, rules, statutes and regulations of any court or any Governmental Authorities or it will timely and at its own expense contest the validity of any such laws, ordinances, orders, rules, statutes and regulations by appropriate legal proceedings and post a sufficient bond or other security reasonably satisfactory to Lender in connection with such contest in order to avoid the filing of a lien against the Property or any part thereof, and upon written request (i) provide Lender with copies of all filings and correspondence related thereto, (ii) promptly furnish Lender with reports of any official searches made by Governmental Authorities and any claims of violations thereof, (iii) promptly obtain all permits required from Governmental Authorities and, within ten (10) days of receipt of such permits, send copies thereof to Lender. Notwithstanding the foregoing, if any delay in compliance with any Laws shall, in the reasonable judgment of Lender, place all or any part of the Property in imminent danger of being forfeited or lost, or if penalties, fines and/or interest shall accrue as a result thereof, Borrower, shall upon notice from Lender, use best efforts to endeavor to comply with such Law as soon as is reasonably practical. Borrower shall comply in all material respects with all Laws and all orders, writs, injunctions, decrees and demands of any court or any Governmental Authority affecting Borrower or the Project, except as otherwise provided in accordance with Section 3.23 hereof. Borrower shall use all proceeds of the Junior Loan for business purposes which are not in direct contravention of any Law, any Project Document, any Senior Loan Document, any Junior Loan Document or any Subordinate Loan Document.

Section 4.5             Inspections; Cooperation.

Borrower shall permit representatives of Lender and the Construction Consultant to enter upon the Land, to inspect the Improvements and any and all materials to be used in connection with the development of the Land and the construction of the Improvements, to examine all detailed plans and shop drawings and similar materials as well as all of Borrower’s records and books of account maintained by or on behalf of Borrower relating thereto and to discuss the affairs, finances and accounts pertaining to the Junior Loan and the Improvements with representatives of Borrower, subject to Borrower’s security and the Army’s other rules and regulations. Borrower shall at all times reasonably cooperate and cause the Design/Build Contractor and each and every one of its subcontractors and material suppliers to reasonably cooperate with the representatives of Lender and the Construction Consultant in connection with, or in aid of, the performance of Lender’s functions under this Agreement (it being acknowledged by Lender that this Section 4.5. shall in no way be deemed to require Borrower to disclose or cause to be disclosed financial documents relating to the Design/Build Contractor and any subcontractor or material supplier). Except in the event of an emergency, Lender shall give Borrower at least twenty-four (24) hours’ advance notice in writing or by telephone in each instance before entering upon the Land and/or exercising any other rights granted in this Section and shall use reasonable efforts not to interfere with the Project and/or the operation of Borrower’s and its agents’ and representatives’ business during any such inspection.

Section 4.6             Contracts, Vouchers and Receipts.

Borrower shall furnish to Lender, promptly on written demand, any contracts, subcontracts, bills of sale, statements, receipted vouchers or other agreements of Borrower relating to the development of the Land or the Construction of the Improvements, including any such items pursuant to which Borrower has any claim of title to any materials, fixtures or other articles delivered or to be delivered to the Land or incorporated or to be incorporated into the Improvements.

Section 4.7             Payment and Performance of Contractual Obligations.

Borrower shall perform in a timely manner all of its obligations under the Design/Build Agreement and any and all other Project Documents and Borrower will pay when due in accordance with applicable agreements all bills for services or labor performed and materials supplied in connection with the development of the Land and the construction of the Improvements. Within thirty (30) days after the filing of any mechanic’s lien or other lien or encumbrance against the Property, Borrower will promptly discharge the same by payment or filing a bond or otherwise as permitted by Law. So long as Lender’s security has been protected by the filing of a bond or otherwise in a manner satisfactory to Lender in its reasonable discretion (i) Borrower shall have the right to contest in good faith any claim, lien or encumbrance, provided that Borrower does so diligently and without prejudice to Lender, and (ii) the filing of such lien or encumbrance shall not be grounds for Lender to disapprove any request for a subsequent advance.

(a)           Before entering into or terminating any Project Documents (other than a termination, except for the Lease, upon an uncured default thereunder), Borrower shall obtain the written consent of Lender (which consent is deemed granted with respect to any such contract or agreement received by Lender and effective at the Closing) and shall, if required by Lender, provide Lender a consent, assignment, subordination and/or attornment agreement executed by such persons as required by Lender in form and substance satisfactory to Lender. Before entering into any amendment or supplement to a Project Document, Borrower shall obtain the written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 4.8             Correction of Construction Defects.

Promptly following any written demand by Lender, Borrower shall correct or cause the correction of any structural defects in the Improvements to be constructed in accordance with the Plans and Specifications, any work that fails to comply with the requirements of Section 4.4 and any material departures or deviations from the Plans and Specifications.

Section 4.9             Insurance.

(a)           Borrower shall maintain the following insurance (in addition to any insurance required by the Project Documents) at its sole cost and expense:

(i)            Insurance against Casualty to the Property under a policy or policies covering such risks as are presently included in “special form” (also known as “all risk”) coverage, including such risks as are ordinarily insured against by similar businesses, but in any event, including wind, fire, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, damage from aircraft, smoke, vandalism, and malicious mischief and acts of terrorism. Such insurance shall name Lender as mortgagee and loss payee. Unless otherwise agreed in writing by Lender, such insurance shall be for the full insurable value of the Property, except for Named Windstorm, Earthquake and Flood. The insurance policy shall be written without any co-insurance. Deductible amounts are to be commercially reasonable with standard and customary catastrophe peril deductibles for property damage and business interruption combined which shall be satisfactory to Lender. No such property insurance as set forth in this Section shall be required with respect to lodging units that are scheduled for demolition. No policy of insurance shall be written such that the proceeds thereof will produce less than the minimum coverage required by this Section by reason of co-insurance provisions or otherwise. The term “full insurable value” means one hundred percent (100%) of the actual replacement cost of the Property (excluding foundation and excavation costs and costs of underground flues, pipes, drains and other underground items). Notwithstanding the foregoing, Named Windstorm and Earthquake Insurance limits will only be required in an amount not less than the

PML (Probable Maximum Loss) on a blanket basis except full replacement coverage for Named Windstorm will be provided if specific coverage is purchased unless full limits are not commercially available at reasonable premiums). Such policies shall name Lender as additional insured and loss payee.

(ii)           Commercial general liability insurance on an “occurrence” basis against claims for “personal injury” liability and liability for death, bodily injury and damage to property, products and completed operations, in limits of $35,000,000 with respect to any one occurrence and the aggregate of all occurrences during any given annual policy period. Such insurance shall name Lender as an additional insured.

(iii)          During any period of construction upon the Property, Borrower shall maintain, or cause others to maintain, builder’s risk insurance (non-reporting form) of the type customarily carried in the case of similar construction for one hundred percent (100%) of the full replacement cost of work in place and materials stored at or upon the Property. Such insurance may contain sub limits for transit, materials stored off site, flood, earthquake, named wind and debris removal.

(iv)          Workers’ compensation insurance for all employees of Borrower in such amount as is required by Law and including employer’s liability insurance, if required by Lender.

(v)           If at any time any portion of any structure on the Property is insurable against Casualty by flood and is located in a Special Flood Hazard Area under the Flood Disaster Protection Act of 1973, as amended, a flood insurance policy in form and amount acceptable to Lender but in no event less than the amount sufficient to meet the requirements of applicable Law as such requirements may from time to time be in effect..

(vi)          Loss of rental value insurance or business interruption insurance in an amount acceptable to Lender but in no event shall the rental value or business interruption loss provision be in an amount less than the semiannual rental income of the Project. Lender will be added as a loss payee.

(vii)         Environmental Impairment Liability Insurance in such amounts as required by Lender at or prior to the Closing.

(viii)        Such other and further insurance as may be required from time to time by Lender in order to comply with regular requirements and practices of Lender in similar transactions, so long as any such insurance is generally available at commercially reasonable premiums as mutually agreed upon by Lender and Borrower from time to time.

(b)           In addition to the foregoing, Borrower shall cause the Design/Build Contractor to provide and maintain commercial general liability insurance and workers’

compensation insurance for all employees of the Design/Build Contractor meeting, respectively, the requirements of Subsections (a)(ii) and (iv), above.

(c)           Each policy of insurance (i) shall be issued by one or more insurance companies each of which must have an A.M. Best Company financial and performance rating of A-IX or better or a minimum S&P rating of “A-” and are qualified or authorized by the respective Laws of the State in which the Property is located to assume the risks covered by such policy, (ii) with respect to the insurance described under the preceding Subsections (a)(i), (a)(iii), (a)(v) and (a)(vi), shall have attached thereto standard non-contributing, non-reporting mortgagee clauses in favor of and entitling Lender without contribution to collect any and all proceeds payable under such insurance, either as sole payee or as joint payee with Borrower and the Senior Lender and Subordinate Lender, (iii) shall provide that such policy shall not be canceled or materially modified without at least thirty (30) days prior written notice to Lender, but only ten (10) days if such cancellation is due to non-payment of premiums, and (iv) shall provide that any loss otherwise payable thereunder shall be payable notwithstanding any act or negligence of Borrower which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment. Borrower shall promptly pay all premiums when due on such insurance and, not less than fifteen (15) days prior to the expiration dates of each such policy, Borrower will deliver to Lender acceptable evidence of insurance, such as a certificate of insurance, a renewal policy or policies marked “premium paid” or other evidence satisfactory to Lender reflecting that all required insurance is current and in force. Borrower will promptly give Notice to Lender of any cancellation of, or material change in, any insurance policy. Lender shall not, because of accepting, rejecting, approving or obtaining insurance, incur any liability for (x) the existence, nonexistence, form or legal sufficiency thereof, (y) the solvency of any insurer, or (z) the payment of losses. Borrower may satisfy any insurance requirement hereunder by providing one or more “blanket” insurance policies covering other projects, subject to Lender’s approval in each instance as to limits, coverages, forms, deductibles, inception and expiration dates, and cancellation provisions. During any period of construction, the Borrower may provide the commercial general liability and workers’ compensation required in Subsections (a)(ii) and (a)(iv) of this Section 4.9 through the purchase of a wrap up contractor controlled insurance program sponsored by the Design/Builder. This program shall provide coverage for the Borrower and all parties engaged in construction or operations of the Project, subject to Lender’s review and approval.

Section 4.10           Adjustment of Condemnation and Insurance Claims.

Borrower shall give prompt Notice to Lender of any Casualty or any Condemnation or threatened Condemnation which is threatened in writing. Lender is authorized, at its sole and absolute option, to commence, appear in and prosecute, in its own or Borrower’s name, any action or proceeding relating to any Condemnation or Casualty, and to make proof of loss for and to settle or compromise any Claim in connection therewith. In such case, Lender shall, subject to the provisions of the Lease, have the right to receive all Condemnation Awards and Insurance Proceeds, and may deduct therefrom any or all of its Expenses. However, so long as no Event of Default has occurred and is continuing and Borrower is diligently pursuing its rights and remedies with respect to a Claim, Borrower will obtain Lender’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed) before making proof of loss for or settling or compromising each Claim if Lender is not exercising any of its rights pursuant to this Section, except Borrower shall have the right to make proof of loss for all covered property insurance claims without Lender’s written consent if less than $2,000,000. Borrower agrees to diligently assert its rights and remedies with respect to each Claim and to promptly pursue the settlement and compromise of each Claim subject to Lender’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, except approval is granted herein for covered property insurance claims less than $2,000,000. If, prior to the receipt by Lender of any Condemnation Award or Insurance Proceeds, the Property shall have been sold pursuant to the provisions of the applicable Mortgage, Lender shall have the right to receive such funds (a) to the extent of any deficiency found to be due upon such sale with interest thereon (whether or not a deficiency judgment on the applicable Mortgage shall have been sought or recovered or denied), and (b) to the extent necessary to reimburse Lender for its Expenses. Notwithstanding anything herein to the contrary, all Condemnation Awards and Casualty Proceeds shall be applied in accordance with the Lease and the Lock Box Agreement. If any Condemnation Awards or Casualty Proceeds are paid to Borrower, Borrower shall immediately (and no later than ten (10) days after Borrower’s receipt thereof) deposit the same in accordance with the Lock Box Agreement, except to the extent already distributed to Borrower in accordance with the preceding sentence. Notwithstanding anything contained in this Section to the contrary, so long as any Obligations remain outstanding, no Condemnation Awards or Casualty Proceeds shall be distributed to Borrower or on behalf of Borrower other than pursuant to the provisions of the Lock Box Agreement if Borrower elects not to repair, rebuild or restore the portion of the Project subject to any such Casualty or Condemnation. Borrower agrees to execute and deliver from time to time, upon the request of Lender, such further instruments or documents as may be reasonably requested by Lender to confirm the grant and assignment to Lender of any Condemnation Awards or Insurance Proceeds.

Section 4.11           Utilization of Net Award.

Net Award must be applied in accordance with the Lock Box Agreement.

Section 4.12           Management.

(a)           Borrower at all times shall provide for the competent and responsible maintenance, management and operation of the Property in accordance with the requirements of the Lease. Borrower shall maintain managerial and operational control of the Project at all times while the Junior Loan is outstanding; provided, however, that Borrower may assign management, maintenance and/or operation of the Project to affiliates of Actus and may contract with InterContinental Hotel Group, Inc., or an affiliate thereof, or another hotel manager reasonably acceptable to Lender to manage and operate the Project hotels. Any management contract or contracts affecting the Property must be approved in writing by Lender (not to be unreasonably withheld conditioned or delayed) prior to the execution of the same and must be subordinate to the Mortgages (provided that Lender provides such contractor with customary non-disturbance rights which are in no event less expansive than the non-disturbance rights offered to InterContinental Hotel Group, Inc., or its affiliate, at the Closing). Any such management contract must be collaterally assigned, by an instrument or instruments in form and substance reasonably satisfactory to Lender, to Lender as security for the Junior Loan.

(b)           Borrower may assign the duties of management, maintenance and/or operation of the Project upon prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. All management, maintenance and/or operation contracts with such assignees must be approved in writing by Lender prior to the execution of the same, which approval shall not be unreasonably withheld, conditioned or delayed. All such contracts must be collaterally assigned by Borrower to Lender. Notwithstanding the foregoing, Lender acknowledges that Borrower will engage the Asset Manager, Hotel Operator and Development Manager to provide certain asset management, business management, property management, hotel management, development management and property maintenance services with respect to the Project and hereby consents to Borrower’s agreements with such Persons dated as of the date hereof.

(c)           No contract approved by Lender pursuant to this Section 4.12 may be amended in any material respect without the prior written consent of Lender (not to be unreasonably withheld, conditioned or delayed).

Section 4.13           Books and Records; Financial Statements; Tax Returns.

(a)           Borrower will keep and maintain (or cause to be maintained) full and accurate books and records administered in accordance with sound accounting principles, consistently applied, showing in detail the earnings and expenses of the Property and the operation thereof. Borrower will keep and maintain its books and records, including recorded data of any kind and regardless of the medium of recording, at the place or places required under the Lease. Borrower shall permit Lender, or any Person authorized by Lender, to inspect and examine such books and records (regardless of where maintained) and all supporting vouchers and data and to make copies and extracts therefrom at all reasonable times and as often as may be reasonably requested by Lender. Borrower will furnish or cause to be furnished to Lender annual financial statements, including balance sheets and income statements, for Borrower, and the Property, within one hundred twenty (120) days after each fiscal year end of Borrower. In addition, Borrower will furnish or cause to be furnished to Lender, with reasonable promptness, such interim financial statements of Borrower and the Property, together with such additional information, reports or statements in connection therewith, as Borrower is required to provide to the Army under Condition 32.c of the PAL Lease. All financial statements must be in form and detail acceptable to Lender and must be certified as to accuracy by Borrower, and the annual financial statements must be audited with an opinion satisfactory to Lender by an independent certified public accountant satisfactory to Lender. Borrower shall provide, upon Lender’s reasonable request, convenient facilities for the audit and verification of any such statement.

(b)           Borrower shall provide Lender with certified quarterly profit and loss statements related to Project operations (including, without limitation, property operating statements of revenue and expenses and a balance sheet prepared in accordance with

GAAP and a statement of liabilities), within sixty (60) days following the end of each fiscal quarter of Borrower, in form and detail reasonably acceptable to Lender. Borrower shall provide the monthly Project dashboard report that Borrower is required to provide to the Army under Condition 32.a of the PAL Lease within twenty-five (25) days following the end of each calendar month.

(c)           Within sixty (60) days of the end of each fiscal quarter of Borrower, Borrower shall furnish to Lender with: (i) a certification of compliance with Senior Lender’s loan covenants under the Senior Loan Documents and the Subordinate Lender’s loan covenants under the Subordinate Loan Documents with no existing or ongoing “Default” or “Event of Default,” and (ii) to the extent available and subject to cancellation, group reservations for next twelve-months.

(d)           All financial statements shall be prepared in accordance with the Accounting Principles (as defined in the PAL Lease) consistently applied and shall fairly present the financial condition of Borrower as of the respective dates thereof. The Borrower shall provide, upon the Lender’s reasonable request, facilities for the audit and verification of any such statement. All certifications and signatures on behalf of corporations, partnerships, limited liability companies and other entities shall be by a representative of the reporting party satisfactory to Lender.

(e)           Upon request of Lender, Borrower will deliver, or caused to be delivered, to Lender all reports and other information that Borrower delivers, or causes to be delivered, to Senior Lender.

(f)            The information described in this Section to be provided to Lender may be transmitted electronically, unless hard copies are otherwise requested by Lender.

Section 4.14           Estoppel Certificates.

Within ten (10) days after any reasonable request by Lender or a proposed assignee or purchaser of the Junior Loan or any interest therein, Borrower shall certify in writing to Lender, or to such proposed assignee or purchaser, the then unpaid balance of the Junior Loan and whether Borrower claims any right of defense or setoff to the payment or performance of any of the Obligations, and if Borrower claims any such right of defense or setoff, Borrower shall give a detailed written description of such claimed right.

Section 4.15           Taxes.

Borrower shall pay and discharge (or cause to be paid and discharged) all Taxes prior to the date on which penalties are attached thereto unless and to the extent only that such Taxes are contested in accordance with the terms of the Mortgages. Borrower shall, at its sole cost and expense, do, execute, acknowledge and deliver (or cause to be done, executed, acknowledged and delivered) all and every such acts, information reports, returns and withholding of monies as shall be necessary or appropriate to comply fully, or to cause full compliance, with all applicable information reporting and back-up withholding requirements of the Internal Revenue Code of 1986, as amended (including all regulations promulgated thereunder) in respect of the Property, and all transactions related to the Property and shall at all times provide Lender with reasonably satisfactory evidence of such compliance and notify Lender of the information reported in connection with such compliance.

Section 4.16           Lender’s Rights to Pay and Perform.

If, after any required notice, Borrower fails to promptly pay or perform any of the Obligations within any applicable grace or cure periods, Lender, without Notice to or demand upon Borrower, and without waiving or releasing any Obligation or Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Borrower. Upon the occurrence and during the continuance of an Event of Default, Lender may enter upon the Property for that purpose and take all action thereon as Lender reasonably considers necessary or appropriate. At the option of Lender, following the occurrence and during the continuance of an Event of Default, Lender may apply any undisbursed Junior Loan proceeds to the satisfaction of such Event of Default. Without limiting the generality of the foregoing, following the occurrence and during the continuance of an Event of Default, Lender may pay directly from the undisbursed proceeds of the Junior Loan all interest bills rendered by Lender in connection with the Junior Loan, and make advances directly to the Design/Build Contractor, the title insurance company, any subcontractor or material supplier, the lessor under the Lease, any manager or supplier of the Project, any provider of utility services, or to any of them jointly. The execution hereof by Borrower shall, and hereby does, constitute an irrevocable authorization so to advance the undisbursed proceeds of the Junior Loan following the occurrence and during the continuance of an Event of Default. No further direction or authorization from Borrower shall be necessary to warrant such direct advances. Each Advance shall be secured by the Mortgages and shall satisfy the obligations of Lender hereunder to the extent of the amount of the advance.

Section 4.17           Reimbursement; Interest.

If Lender shall incur any Expenses or pay any Claims by reason of the Junior Loan or the rights and remedies provided under the Junior Loan Documents (regardless of whether or not any of the Junior Loan Documents expressly provide for an indemnification by Borrower against such Claims), Lender’s payment of such Expenses and Claims shall constitute advances to Borrower which shall be paid by Borrower to Lender on demand, together with interest thereon from the date incurred until paid in full at the rate of interest then applicable to the Junior Loan under the terms of the Junior Note. Each Advance shall be secured by the Mortgages and the other Junior Loan Documents as fully as if made to Borrower, regardless of the disposition thereof by the party or parties to whom such Advance is made. Notwithstanding the foregoing, however, in any action or proceeding to foreclose the Mortgages or to recover or collect the Obligations, the provisions of Law governing the recovery of costs, disbursements and allowances shall prevail unaffected by this Section.

Section 4.18           Notification by Borrower.

Borrower will promptly give Notice to Lender of the occurrence of any Default or Event of Default hereunder or under any of the other Junior Loan Documents or any event of default by Borrower after applicable notice and cure periods under the Project Documents or any material default under the Project Documents (except for the PAL Lease) and any Default or Termination

Default (as such capitalized terms are defined in the PAL Lease) under the PAL Lease. Borrower shall promptly provide notice to Lender of a “Default” and/or “Event of Default” (as such terms are defined in the Subordinate Loan Documents and the Senior Loan Documents) under the Subordinate Loan Documents or the Junior Loan Documents.

Section 4.19           Indemnification by Borrower.

Borrower agrees to release and to indemnify the Indemnified Parties and to hold the Indemnified Parties harmless from and against, and to defend Lender by counsel reasonably approved by Lender against, any and all Claims directly or indirectly arising out of or resulting from any transaction, act, omission, event or circumstance in any way connected with the Property or the Junior Loan, including any Claim arising out of or resulting from (a) construction of any Improvements, including any defective workmanship or materials; (b) any failure by Borrower to comply with the requirements of any Laws or to comply with any agreement that applies or pertains to the Property, including any agreement with a broker or “finder” in connection with the Junior Loan or other financing of the Property; (c) any failure by Borrower to observe and perform any of the obligations imposed upon the lessee under the Lease or Project Documents; (d) any other Default or Event of Default hereunder or under any of the other Junior Loan Documents; (e) any assertion or allegation that an Indemnified Party is liable for any act or omission of Borrower or any other Person in connection with the ownership, development, financing, leasing, operation or sale of the Property; (f) the Claims of any broker or finder arising by reason of the execution hereof or the making of the Junior Loan; (g) Environmental Matters; or (h) any fraud or material misrepresentation by Borrower. The agreements and indemnifications contained in this Section shall apply to Claims arising both before and after the repayment of the Junior Loan and shall survive the repayment of the Junior Loan, any foreclosure or deed, assignment or conveyance in lieu thereof and any other action by Lender to enforce the rights and remedies of Lender hereunder or under the other Junior Loan Documents. Borrower shall employ suitable means to protect from theft or vandalism all portions of the Improvements and all tools and building materials stored on the Land. Upon demand by an Indemnified Party, Borrower shall diligently defend any Environmental Claim which relates to the Project or is threatened or commenced against such Indemnified Party, all at Borrower’s own cost and expense and by counsel to be approved by Lender in the exercise of its reasonable judgment. In the alternative, Lender may elect, at any time and for any reason, to conduct its own defense through counsel selected by Lender and at the reasonable cost and expense of Borrower. Notwithstanding the foregoing, in no event shall Borrower be required to release, indemnify or hold harmless an Indemnified Party for any Claims to the extent resulting from such Indemnified Party’s gross negligence or willful misconduct.

Section 4.20           Fees and Expenses.

Borrower shall pay all reasonable and documented fees, charges, costs and Expenses required to satisfy the conditions of the Junior Loan Documents. Without limitation of the foregoing, (a) Borrower will pay, when due, and if paid by Lender will reimburse Lender on demand for, all reasonable and documented fees and expenses of the Construction Consultant, the title insurer, environmental engineers, appraisers, surveyors and Lender’s outside counsel in connection with the Closing and the administration, modification or any “workout” of the Junior Loan, or the enforcement of Lender’s rights and remedies under any of the Junior Loan

Documents; and (b) Borrower shall pay all filing, registration or recording fees, and all reasonable and documented expenses incident to the execution, delivery, acknowledgment and recording or filing, as applicable, of the Mortgages, any mortgage supplemental thereto, any security instrument with respect to the Personalty, and any instrument of further assurance, and any Expenses (including reasonable attorneys’ fees and disbursements) and all federal, state, county and municipal stamp, mortgage or recording taxes and other taxes, duties, impositions, imposes, fees, costs, expenses, assessments and charges arising out of or in connection with the execution and delivery of the Junior Note, the Mortgages or any mortgage supplemental thereto, any security instrument with respect to the Personalty or any instrument of further assurance.

Section 4.21           Appraisals.

Lender may obtain from time to time an appraisal of all or any part of the Property, prepared in accordance with written instructions from Lender, from a third-party appraiser satisfactory to, and engaged directly by, Lender. Notwithstanding the foregoing, the cost of each such appraisal obtained by Lender shall be at Lender’s sole cost and expense, except that, following the occurrence and during the continuance of an Event of Default, or in the event of a request by Borrower for a renewal, extension or modification of the Junior Loan, such cost of one such appraisal per calendar year shall be borne by Borrower and shall be paid by Borrower on demand. Borrower shall provide reasonable access to the Property to any such appraiser as reasonably necessary to complete the appraisal; provided, however, that in connection with any such access, such third-party appraiser shall use reasonable efforts not to interfere with the Project and/or the operation of Borrower’s and its agents’ and representatives’ business during any such inspection.

Section 4.22           Yearly Budget Approvals.

Lender shall have the same right to review and approve the Yearly Budget and each of its components as the Hotel Operator has under the Hotel Operating Agreement. Borrower shall promptly provide to Lender copies of the draft Yearly Budget that it receives from Hotel Operator. Lender acknowledges that such review and approval shall be subject to the time periods and dispute resolutions provisions set forth in the Hotel Operating Agreement.

Section 4.23           [Reserved].

Section 4.24           Permanent Loan/Capital Markets Transaction.

Borrower covenants that the proceeds of any permanent loan or capital markets transaction entered into following the Closing will be used first to repay the Senior Loan and then the Junior Loan, net of financing costs.

Section 4.25           [Reserved].

Section 4.26           [Reserved].

Section 4.27           [Reserved].

Section 4.28           Organizational Documents.

Without limiting any other provisions hereof that restrict the ability of Borrower to incur or extend any indebtedness, Borrower shall comply with all of the provisions of its articles of organization and operating agreement and shall not modify any of the provisions in Section 25, 26 or 27 of the Operating Agreement (collectively, the “SPE Provisions”) without Lender’s written consent (not to be unreasonably withheld, conditioned or delayed.)

Section 4.29           Subordination.

Without limiting any other provisions hereof that restrict the ability of Borrower to incur or extend any indebtedness, Borrower covenants and agrees with Lender that it will subordinate to the lien of the Mortgages any Loans made (a) by Borrower to any other entity owned or controlled by the principals of Borrower or (b) by any entity owned or controlled by the principals of Borrower to Borrower and to deliver to Lender any and all agreements and or other documents reasonably requested by Lender and Lender’s legal counsel in connection with such subordination which documents and agreements shall be reasonably satisfactory in all material respects to Lender and Lender’s legal counsel.

Section 4.30           Patriot Act.

Borrower shall comply in all respects with the Patriot Act.

Section 4.31           Single Purpose Covenants.

Until the Obligations have been indefeasibly paid to the Lender in cash and all obligations of the Borrower under this Agreement and the other Junior Loan Documents have terminated, Borrower shall observe and comply with the following covenants:

(a)           Borrower shall limit the nature, purpose and conduct of its business to engage solely in the following activities:

(i)            To construct, own, hold, sell, assign, transfer, operate, lease, mortgage, pledge and otherwise deal with the Property and the Improvements as contemplated hereby; and

(ii)           To exercise all powers enumerated in the Limited Liability Company Act or Business Corporation Law of the State of Delaware necessary or convenient to the conduct, promotion or attainment of the business or purposes otherwise set forth herein and for no other purpose.

(b)           The Borrower shall only incur indebtedness in an amount necessary to (i) acquire, hold, own, manage, finance, re-finance, operate, lease, maintain, design, develop, improve, demolish, rehabilitate, renovate, alter and/or dispose of the Project (including additions thereto) in accordance with the terms of the PAL Lease and the other Operative Documents, (ii) as applicable, to acquire, hold, own, manage, finance, re-finance, operate, lease, maintain, design, develop, improve, demolish, rehabilitate, renovate, alter and/or dispose of additional property reasonably related to the purposes specified in the preceding clause (i) at or in the vicinity of any Installation in accordance with the terms of the PAL Lease and the other Operative Documents and (iii) to engage in any or all lawful activities incidental to the foregoing. For so long as the Obligations remain unpaid and the liens and security interests of the Mortgages exist on any portion of the Property, the Borrower shall not (i) incur, assume, or guaranty any other indebtedness, other than (x) the Senior Loan, the Junior Loan, the Subordinate Loan and the Swap Obligations, (y) trade payables or accrued expenses incurred in the ordinary course of business of owning and operating the Property and due and payable within thirty (30) days, and (z) financing for furniture, fixture and equipment that has been approved by the Lender in advance, such approval not to be unreasonably conditioned, withheld or delayed, (ii) grant any lien(s) or security interest(s) in the Property other than to the Lender or as specifically approved by Lender, (iii) dissolve or liquidate, or consolidate or merge with or into any other entity, or convey or transfer its properties and assets substantially as an entirety or transfer any of its beneficial interests to any entity, (iv) voluntarily commence a case with respect to itself, as debtor, under the Federal Bankruptcy Code or any similar federal or state statute without the unanimous consent of all of the members of the limited liability company, or (v) except with respect to such amendments which are required to effectuate any action by Borrower which is expressly permitted herein, make any material amendment to its articles of organization or operating agreement without first notifying the Lender of such amendment and obtaining the prior written approval of the Lender (which approval will not be unreasonably withheld, conditioned or delayed).

(c)           Borrower shall observe and comply with the SPE Provisions.

Section 4.32           Preservation of Rights.

Borrower shall obtain, preserve and maintain (or cause to be obtained, preserved and maintained) in good standing, as applicable, all rights, privileges and franchises necessary for the operation of the Project and the conduct of Borrower’s business thereon or therefrom.

Section 4.33           Income from Project; Rents.

Rents and all other income derived from or in relation to the Project shall be deposited and applied in accordance with the Lock Box Agreement.

Section 4.34           Notice to Lender.

If, at any time, Borrower becomes aware, or has reasonable cause to believe, that any Release or threatened Release of any Hazardous Material has occurred after the date hereof or will occur at the Project, or if Borrower identifies or otherwise becomes aware of any noncompliance or alleged non-compliance with any Environmental Requirement by Borrower or at the Project, any threatened or pending Environmental Claim related to the Project or any event or condition which would reasonably be expected to result in an Environmental Claim, Borrower shall notify Lender promptly in writing of such circumstance and shall include a full description of all relevant information. Borrower shall, upon receipt, promptly deliver to Lender a copy of any report, audit, summary or investigation, of any kind or character, whether prepared by or on behalf of Borrower or by any other Person, related to environmental conditions at the Project or the compliance status of the Project with respect to any Environmental Requirement.

Section 4.35           Site Assessments and Information.

If Lender shall ever have reasonable cause to believe that any Release or threatened Release of a Hazardous Material or any non-compliance with any Environmental Requirement has occurred after the date hereof with respect to the Project, which Release would reasonably be expected to result in an Environmental Claim related to the Property which materially adversely affects the ability of Borrower to perform the Obligations, then Borrower shall, within ninety (90) days of written request by Lender and at Borrower’s expense, provide to Lender an environmental site assessment or compliance audit of the Project which addresses such conditions. Such environmental site assessment or compliance audit (or both) shall be performed to the reasonable satisfaction of Lender, in accordance with good environmental engineering practices and by a consulting firm reasonably acceptable to Lender. Each report shall be addressed to Lender. A copy of each report and all supporting documents (including, without limitation, any reliance letters required by Lender) shall be promptly furnished to Lender.  Simultaneously with the delivery of such supplemental environmental reports, Borrower will provide an updated reliance letter from Tetra Tech to the effect that Lender may rely upon the supplemental environmental reports delivered to Lender after delivery of the initial Phase I and Phase II environmental reports to at least the same extent that Lender was entitled to rely on the initial Phase I and Phase II environmental reports.

Section 4.36           Response to Releases, Non-Compliance and Environmental Claims.

Except to the extent the responsibility for such matters is retained by the Army pursuant the Lease, Borrower shall, in compliance with all Environmental Requirements, promptly undertake and complete any and all investigations, testing, or abatement, clean up, remediation, response or other corrective action necessary to: (a) remove, remediate, clean up or abate any Release or threatened Release of any Hazardous Material at or from the Project; (b) correct any non-compliance with any Environmental Requirement by Borrower or at the Project; (c) address any unsafe or hazardous condition at the Project resulting from or related to any Hazardous Material; or (d) make an appropriate response to any threatened or pending Environmental Claim related to Borrower or the Project, in all cases to the extent required by Environmental Laws. A copy of any such report or other document (and all supporting documents) shall be promptly furnished to Lender. Borrower shall use commercially reasonable efforts to enforce the obligations of the Army under the Lease with respect to any Environmental Requirements.

Section 4.37           Delivery and Maintenance of Payment and Performance Bond.

Borrower shall cause to be delivered prior to the commencement of construction and maintained throughout the period required in the Design/Build Agreement, payment and performance bonds or such other instruments satisfying the requirements of Section 3.24.1 of the Design/Build Agreement, including a dual oblige rider in favor of Lender.

Section 4.38           Intercreditor Agreement.

Borrower has read and consents to the provisions of the Intercreditor Agreement (including, without limitation, Section 12(g) and Exhibit E thereto).

Article V

Negative Covenants

Section 5.1             Conditional Sales.

Borrower shall not incorporate in the Improvements any property acquired under a conditional sales contract or lease or as to which the vendor retains title or a security interest, without the prior written consent of Lender.

Section 5.2             Changes to Plans and Specifications.

Borrower shall not make or permit any changes in the Plans and Specifications, including any such changes that alter, diminish or add to the work to be performed or change the design of the Improvements, without the prior written consent of Lender to the extent that Lender’s consent is required under the Design/Build Agreement, including Section 8.6.2 thereof.

Section 5.3             Insurance Policies and Bonds.

Borrower shall not do or permit to be done anything that would affect the coverage or indemnities provided for pursuant to the provisions of any insurance policy, performance bond, labor and material payment bond or any other bond, or the Construction Guaranty given in connection with the development of the Land or the construction of the Improvements.

Section 5.4             Commingling.

Borrower shall not commingle the funds and other assets of Borrower with those of any affiliate or any other Person except as otherwise permitted by the Lock Box Agreement.

Section 5.5             Additional Debt.

Borrower shall not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (a) the Senior Loan, (b) any Swap Obligations of Borrower under any Swap Transaction permitted under the Senior Loan Agreement, (c) the Junior Loan, (d) the Subordinate Loan and any other subordinated debt approved by Lender in connection with the Closing, (e) its obligations under the Project Documents, and (f) advances, leases or trade debt or accrued expenses incurred in the ordinary course of business of operating, using, maintaining, managing or leasing the Project. No debt other than the Junior Loan may be secured by the Project, whether senior, subordinate or pari passu so long as any Obligations remain outstanding, except for the Senior Loan, the Subordinate Loan, any Swap Obligations of Borrower under any Swap Transaction permitted under the Senior Loan Agreement, and any other secured subordinated debt approved by Lender in connection with the Closing.

Section 5.6             Compliance with Environmental Requirements.

Borrower will not cause or commit, and will not permit or allow any employee, contractor, or other agent of Borrower to continue to cause or commit: (a) any non-compliance with any Environmental Requirement by Borrower, by or with respect to the Project or any use of or condition or activity at the Project; (b) the generation, storage or use of any Hazardous Material at the Project, except for Hazardous Materials that are legally used, stored or generated as a consequence of using the Project for its permitted business purposes, but only so long as the use, storage or generation of such Hazardous Materials is in compliance with all Environmental Requirements; (c) the treatment, disposal or Release of any Hazardous Material at the Project in any manner that violates an Environmental Law or could reasonably be expected to result in a Environmental Claim; (d) except as permitted by subsection (b) of this Section, the installation of any below-ground storage tanks containing Hazardous Materials at the Project; (e) except as permitted by subsection (b) of this Section, any other activity which could create any unsafe or hazardous condition resulting from or related to Hazardous Materials at the Project; or (f) the attachment of any environmental lien to the Project. Borrower shall perform all reasonable actions necessary to protect the fair market value of the Project from impairment as a result of Hazardous Materials.

Section 5.7             Lease.

So long as any Obligations remain outstanding, Borrower will not terminate the Lease, Borrower will comply with all requirements of the Lease and Borrower will not amend or supplement the Lease without the written consent of Lender (not to be unreasonably withheld, conditioned or delayed).

Section 5.8             Swap Contracts.

Except as provided in the Senior Loan Agreement and in accordance with the terms thereof, Borrower shall not incur any Swap Obligations or enter into any Swap Contract without the prior written consent of Lender (such consent to be not unreasonably withheld, provided that such consent may be conditioned on intercreditor, security or lien issues).

Section 5.9             Construction.

Borrower covenants that no construction, other than (i) such work as is necessary for Borrower to be in compliance with the terms and conditions of the Lease (including, without limitation, Conditions 21 and 22 of the PAL Lease), and (ii) the work which is otherwise contemplated in the Closing documents (including, without limitation, the Design/Build Agreement and Change Orders thereto), as the same may be amended, will take place during the term of the Loan without Lender’s consent (such consent not to be unreasonably withheld conditioned or delayed). The parties agree and acknowledge that such work consists of the LSCR Phase of the Project, as described in the Lease.

Section 5.10           Project Document Modifications.

Before entering into any amendment or supplement to a Project Document, Borrower shall obtain the written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed).

Article VI

Events of Default.

The occurrence or happening, from time to time, of any one or more of the following shall constitute an Event of Default under this Agreement:

Section 6.1             Payment Default.

Borrower fails to pay principal or interest when due and payable under the Junior Note (without any notice or cure period), or Borrower fails to pay any other Obligation due and payable under this Agreement within thirty (30) days after its receipt of written notice from Lender that such Obligation is then due and payable.

Section 6.2             Default Under Other Junior Loan Documents and Project Documents.

An “event of default” (as defined therein) by Borrower following all notice and cure periods occurs under the Junior Note, any of the Mortgages or any of the other Junior Loan Documents or the Project Documents, or Borrower fails to promptly pay, perform, observe or comply with any term, obligation or agreement contained in any of the other Junior Loan Documents or Project Documents (within any applicable grace or cure period).

Section 6.3             Accuracy of Information; Representations and Warranties.

Any information contained in any financial statement, schedule, report or any other document prepared by or on behalf of the Borrower, Guarantor or an Affiliate and delivered to Lender in connection with the Junior Loan proves at any time not to be in all material respects true and accurate, or Borrower shall have failed to state any material fact or any fact necessary to make such information not misleading, or any representation or warranty contained in this Agreement or in any other Junior Loan Document or other document, certificate or opinion delivered by Borrower or Guarantor to Lender in connection with the Junior Loan, proves at any time to be incorrect or misleading in any material respect either on the date when made or on the date when reaffirmed pursuant to the terms of this Agreement.

Section 6.4             Deposits.

Borrower fails to deposit funds with Lender, in the amount requested by Lender, pursuant to the provisions of Section 4.3 or Section 4.11, within ten (10) days from the effective date of a Notice from Lender requesting such deposit and in accordance with the Lock Box Agreement, or Borrower fails to deliver to Lender any Condemnation Awards or Insurance Proceeds within the earlier of ten (10) days after Borrower’s receipt thereof or five (5) days after notice from the Lender requesting such deposit and in accordance with the Lock Box Agreement or Borrower fails to deposit any other funds in accordance with the Lock Box Agreement.

Section 6.5             Insurance Obligations.

Borrower fails to promptly perform or comply with any of the covenants contained in the Junior Loan Documents with respect to maintaining insurance, including the covenants contained in Section 4.9, and such failure, other than a failure resulting from the termination of an insurance policy (where written notice of such termination has been provided to Borrower at least thirty (30) days prior to such termination), continues for a period of fifteen (15) days after Notice thereof from Lender to Borrower.

Section 6.6             Other Obligations.

Borrower fails to promptly perform or comply with any of the Obligations set forth in this Agreement (other than those expressly described in other Sections of this Article VI), and such failure continues uncured for a period of thirty (30) days after Notice from Lender to Borrower, unless (a) such failure, by its nature, is not capable of being cured within such period, and (b) within such period, Borrower commences to cure such failure and thereafter diligently prosecutes the cure thereof, and (c) Borrower causes such failure to be cured no later than ninety (90) days after the date of such Notice from Lender (or such longer period as the Lender approves in writing).

Section 6.7             Progress of Construction.

Construction of all or substantially all of the Improvements is abandoned or is discontinued for a period of more than twenty (20) consecutive days and such event impairs the amount of Revenues, as defined in the Lock Box Agreement, to be paid into the Lock Box Account.

Section 6.8             Damage to Improvements.

All or substantially all of the Improvements are damaged or destroyed by fire or other casualty and Lender determines that the Improvements cannot be restored and completed in accordance with the terms and provisions of this Agreement, the Lock Box Agreement and the Mortgages.

Section 6.9             Lapse of Permits or Approvals.

Any permit, license, certificate or approval that Borrower is required to obtain with respect to the construction, operation, development, leasing or maintenance of the Improvements or the Property lapses or ceases to be in full force and effect.

Section 6.10           Completion of Construction.

Completion of Construction does not occur in accordance with the Project Schedule or by Final Completion Date.

Section 6.11           Mechanic’s Lien.

A lien for the performance of work or the supply of materials filed against the Property, or any stop notice served on Borrower, the Design/Build Contractor or Lender, remains unsatisfied or unbonded for a period of sixty (60) days after the date of filing or service.

Section 6.12           Survey Matters.

Any Survey required by Lender pursuant to Schedule 5 during the period of construction shows any matter which in Lender’s reasonable judgment would interfere with the Construction of the Improvements or the operation or use of the Property or would create an exception to the title insurance policies insuring the Mortgages which is not acceptable to Lender, and such matter is not removed within a period of sixty (60) days after Notice thereof by Lender to Borrower, unless (a) such matter, by its nature, is not capable of being cured within such period, and (b) within such period, Borrower commences to cure such failure and thereafter diligently prosecutes the cure thereof, and (c) Borrower causes such failure to be cured no later than ninety (90) days after the date of such Notice from Lender (or such longer period as the Lender approves in writing).

Section 6.13           Design/Build Contractor Default.

The Design/Build Contractor defaults under the Design/Build Agreement in a manner which Lender reasonably deems to be material, and, unless otherwise agreed in writing by Lender, Borrower fails promptly to exercise its rights and remedies under the Design/Build Agreement with respect to such default, or Borrower defaults under the Design/Build Agreement.

Section 6.14           Senior Loan Default.

An Event of Default (as defined in the Senior Loan Agreement) occurs and such Event of Default is not cured by Borrower prior to any cure thereof by Lender (it being agreed that Lender shall be under no obligation to undertake such cure).

Section 6.15           Bankruptcy.

Borrower or Guarantor files a bankruptcy petition or makes a general assignment for the benefit of creditors or a bankruptcy petition is filed against Borrower or Guarantor and such involuntary bankruptcy petition continues undismissed for a period of sixty (60) days after the filing thereof.

Section 6.16           Appointment of Receiver, Trustee, Liquidator.

Borrower or Guarantor applies for or consents in writing to the appointment of a receiver, trustee or liquidator of Borrower, Guarantor, the Property or all or substantially all of the other assets of Borrower, or Guarantor, or any member of the Borrower or an order, judgment or decree is entered by any court of competent jurisdiction on the application of a creditor appointing a receiver, trustee or liquidator of Borrower, Guarantor, the Property or all or substantially all of the other assets of Borrower, Guarantor, or any member of the Borrower.

Section 6.17           Inability to Pay Debts; Judgment.

Borrower or Guarantor becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or a final non-appealable judgment for the payment of money including more than $100,000 is entered against Borrower or Guarantor, and Borrower or Guarantor fails to discharge the same, or causes it to be discharged or bonded off to Lender’s satisfaction, within sixty (60) days from the date of the entry of such judgment.

Section 6.18           Dissolution; Change in Business Status.

Unless the written consent of Lender is previously obtained, all or substantially all of the business assets of Borrower or Guarantor are sold, Borrower or Guarantor is dissolved, or there occurs any change in the form of business entity through which Borrower or Guarantor presently conducts its business or any merger or consolidation involving Borrower or Guarantor.

Section 6.19           Default Under Other Indebtedness.

Borrower fails to pay any indebtedness (other than the Junior Loan) owed by Borrower to Lender when and as due and payable (whether by acceleration or otherwise).

Section 6.20           Liens.

Any lien granted under the Lock Box Agreement in favor of Lender on any Collateral is not perfected or is released or becomes unperfected and, after Notice thereof from Lender, Borrower does not take reasonable action directed by Lender which is necessary to cause such liens to become perfected within thirty (30) days after such lien becomes unperfected or is released.

Section 6.21           Change in Controlling Interest.

Without the prior written consent of Lender, at any time (a) less than 51% of the membership interests of Borrower are owned by RE-MM and/or the Army or (b) RE-MM and/or the Army ceases to be the managing member of Borrower.

Section 6.22           Material Adverse Change.

In the reasonable opinion of Lender, the prospect of payment or performance of all or any part of the Obligations has been impaired because of a material adverse change in the financial condition, results of operations, business or properties of Borrower, Guarantor, any other Person liable for the payment or performance of any of the Obligations and such change has a Material Adverse Effect.

Section 6.23           Termination of Lease or other Project Documents.

The Lease is terminated for any reason whatsoever or the other Project Documents are terminated (without the written consent of the Lender) for any reason whatsoever.

Section 6.24           Default Under Guaranty.

Guarantor defaults in any of its obligations under the Guaranty, after the expiration of any applicable notice and cure period.

Article VII

Remedies on Default

Section 7.1             Remedies on Default.

If an Event of Default shall occur and be continuing, Lender shall have the right, in addition to any other rights or remedies available to Lender under the Mortgages or any of the other Junior Loan Documents or under applicable Law, to exercise any one or more of the following rights and remedies:

(a)           Lender may terminate its obligation to advance any further principal of the Junior Loan pursuant to this Agreement by Notice to Borrower.

(b)           Lender may accelerate all of Borrower’s Obligations under the Junior Loan Documents, whether or not matured and regardless of the adequacy of any other collateral securing the Junior Loan, whereupon such Obligations shall become immediately due and payable, without notice of default, acceleration or intention to accelerate, presentment or demand for payment, protest or notice of nonpayment or dishonor, or notices or demands of any kind or character (all of which are hereby waived by Borrower); it being acknowledged and agreed by Lender that any such acceleration shall be without the imposition of any prepayment fee or prepayment penalty of any kind.

(c)           Lender may apply to any court of competent jurisdiction for, and obtain appointment of, a receiver for the Property.

(d)           Subject to the terms of the Lock Box Agreement, Lender may set off the amounts due Lender under the Junior Loan Documents against any and all accounts, credits, money, securities or other property of Borrower now or hereafter on deposit with, held by or in the possession of Lender to the credit or for the account of Borrower, without notice to or the consent of Borrower, and any and all funds in the funds and accounts established under the Lock Box Agreement will be applied to the payment of the Junior Loan pursuant to the terms and conditions of the Lock Box Agreement.

(e)           Lender may make Protective Advances and any such Protective Advances shall bear interest at the Past Due Rate under the Junior Note.

(f)            Lender may enter into possession of the Property and perform any and all work and labor necessary to complete the development of the Land and the Construction of the Improvements (whether or not in accordance with the Plans and Specifications) and to employ watchmen to protect the Property and the Improvements. All sums expended by Lender for such purposes shall be deemed to have been advanced to Borrower under the Junior Note and shall be secured by the Mortgages. For this purpose, Borrower hereby constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution, which power is coupled with an interest, to complete the work in the name of Borrower, and hereby empowers said attorney or attorneys, in the name of Borrower or Lender:

(i)            To use any funds of Borrower including any balance which may be held by Lender and any funds which may remain unadvanced hereunder for the purpose of completing the development of the Land and the construction of the Improvements, whether or not in the manner called for in the Plans and Specifications;

(ii)           To make such additions and changes and corrections to the Plans and Specifications as shall be necessary or desirable in the judgment of Lender to complete the development of the Land and the construction of the Improvements;

(iii)          To employ such contractors, subcontractors, agents, architects and inspectors as shall be necessary or desirable for said purpose;

(iv)          To pay, settle or compromise all existing bills and claims which are or may be liens against the Property, or may be necessary or desirable for the completion of the work or the clearance of title to the Property;

(v)           To execute all applications and certificates which may be required in the name of Borrower;

(vi)          To enter into, enforce, modify or cancel the Lease and to fix or modify Rents on such terms as Lender may consider proper;

(vii)         To file for record, at Borrower’s cost and expense and in Borrower’s name, any notices of completion, notices of cessation of labor, or any other notices that Lender in its sole and absolute discretion may consider necessary or desirable to protect its security; and

(viii)        To do any and every act with respect to the development of the Land and the construction of the Improvements which Borrower may do in its own behalf.

(g)           It is understood and agreed that this power of attorney shall be deemed to be a power coupled with an interest which cannot be revoked. Said attorney-in-fact shall also have the power to prosecute and defend all actions or proceedings in connection with the development of the Land and the construction of the Improvements and to take such actions and to require such performance as Lender may deem reasonably necessary.

(h)           Borrower hereby constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution, which power is coupled with an interest, and hereby empowers said attorney or attorneys, in the name of Borrower or Lender, to exercise any remedies available to Lender under the Collateral Assignment; provided, however, such power of attorney shall be exercisable only during the continuation of an Event of Default.

Section 7.2             No Release or Waiver; Remedies Cumulative and Concurrent.

Borrower shall not be relieved of any Obligation by reason of the failure of Lender to comply with any request of Borrower or of any other Person to take action to foreclose on the Property under the Mortgages or otherwise to enforce any provision of the Junior Loan Documents, or by reason of the release, regardless of consideration, of all or any part of the Property. No delay or omission of Lender to exercise any right, power or remedy accruing upon the happening of an Event of Default shall impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default or any acquiescence therein. No delay or omission on the part of Lender to exercise any option for acceleration of the maturity of the Obligations, or for foreclosure of any of the Mortgages following any Event of Default as aforesaid, or any other option granted to Lender hereunder in any one or more instances, or the acceptance by Lender of any partial payment on account of the Obligations shall constitute a waiver of any such Event of Default and each such option shall remain continuously in full force and effect. No remedy herein conferred upon or reserved to Lender is intended to be exclusive of any other remedies provided for in the Junior Loan Documents, and each and every such remedy shall be cumulative, and shall be in addition to every other remedy given hereunder, or under the Junior Loan Documents, or now or hereafter existing at Law or in equity or by statute. Every right, power and remedy given by the Junior Loan Documents to Lender shall be concurrent and may be pursued separately, successively or together against Borrower or the Property or any part thereof, and every right, power and remedy given by the Junior Loan Documents may be exercised from time to time as often as may be deemed expedient by Lender.

Article VIII

Miscellaneous

Section 8.1             Further Assurances; Authorization to File Documents.

At any time, and from time to time, upon request by Lender, Borrower will, at Borrower’s expense, (a) correct any defect, error or omission which may be discovered in the form or content of any of the Junior Loan Documents, and (b) make, execute, deliver and record, or cause to be made, executed, delivered and recorded, any and all further instruments, certificates and other documents as may, in the opinion of Lender, be reasonably necessary or desirable in order to complete, perfect or continue and preserve the lien of the Mortgages; provided, however, that the foregoing shall in no event be deemed to require Borrower to take any action that would increase its obligations or decrease its rights under this Agreement and the Junior Loan Documents. Upon any failure by Borrower to do so, Lender may make, execute and record any and all such instruments, certificates and other documents for and in the name of Borrower, all at the sole expense of Borrower, and Borrower hereby appoints Lender the agent and attorney-in-fact of Borrower to do so, this appointment being coupled with an interest and being irrevocable. Without limitation of the foregoing, Borrower irrevocably authorizes Lender at any time and from time to time to file any initial financing statements, amendments thereto and continuation statements reasonably deemed necessary or desirable by Lender to establish or maintain the validity, perfection and priority of the security interests granted in the Mortgages, and Borrower ratifies any such filings made by Lender prior to the date hereof. In addition, at any time, and from time to time, upon reasonable request by Lender, Borrower will, at Borrower’s expense, provide any and all further instruments, certificates and other documents as may, in the reasonable opinion of Lender, be necessary or desirable in order to verify the Borrower’s identity and background in a manner satisfactory to Lender.

Section 8.2             No Warranty by Lender.

By accepting or approving anything required to be observed, performed or fulfilled by Borrower or to be given to Lender pursuant to this Agreement, including any certificate, Survey, receipt, appraisal or insurance policy, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof and any such acceptance or approval thereof shall not be or constitute any warranty or representation with respect thereto by Lender.

Section 8.3             Standard of Conduct of Lender.

Unless otherwise set forth in this Agreement or any other Junior Loan Document or Project Document, nothing contained in this Agreement or any other Junior Loan Document shall limit the right of Lender to exercise its business judgment or to act, in the context of the granting or withholding of any Advance or consent under this Agreement or any other Junior Loan Document or Project Document, in a subjective manner, whether or not objectively reasonable under the circumstances, so long as Lender’s exercise of its business judgment or action is made or undertaken reasonably and in good faith. Borrower and Lender intend by the foregoing to set forth and affirm their entire understanding with respect to the standard pursuant to which Lender’s duties and obligations are to be judged and the parameters within which Lender’s discretion may be exercised hereunder and under the other Junior Loan Documents and Project Documents, except as otherwise set forth therein. As used herein, “good faith” means honesty in fact in the conduct and transaction concerned.

Section 8.4             No Partnership.

Nothing contained in this Agreement shall be construed in a manner to create any relationship between Borrower and Lender other than the relationship of borrower and lender and Borrower and Lender shall not be considered partners or co-venturers for any purpose on account of this Agreement.

Section 8.5             Severability.

In the event any one or more of the provisions of this Agreement or any of the other Junior Loan Documents shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any other respect, or in the event any one or more of the provisions of any of the Junior Loan Documents operates or would prospectively operate to invalidate this Agreement or any of the other Junior Loan Documents, then and in either of those events, at the option of Lender, such provision or provisions only shall be deemed null and void and shall not affect the validity of the remaining Obligations, and the remaining provisions of the Junior Loan Documents shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

Section 8.6             Notices.

All Notices required or which any party desires to give hereunder or under any other Junior Loan Document shall be in writing and, unless otherwise specifically provided in such other Junior Loan Document, shall be deemed sufficiently given or furnished if delivered by personal delivery, by nationally recognized overnight courier service or by certified United States mail, postage prepaid, return receipt requested, addressed to the party to whom directed at the applicable address set forth below (unless changed by similar notice in writing given by the particular party whose address is to be changed) or by facsimile. Any Notice shall be deemed to have been given either at the time of personal delivery or, in the case of courier or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile, upon receipt; provided that service of a Notice required by any applicable statute shall be considered complete when the requirements of that statute are met. Notwithstanding the foregoing, no notice of change of address shall be effective except upon actual receipt. This Section shall not be construed in any way to affect or impair any waiver of notice or demand provided in this Agreement or in any other Junior Loan Document or to require giving of notice or demand to or upon any Person in any situation or for any reason.

The address and fax number of Borrower are:

Rest Easy LLC
c/o Actus Lend Lease LLC
1801 West End Avenue
Suite 1700
Nashville, TN 37203
Attention: Dale Connor, Managing Director
Fax: (615) 324-5220

With copies to:

Rest Easy LLC
c/o Actus Lend Lease LLC
700 Lanidex Plaza
Parsippany, NJ 07054
Attention: General Counsel
Fax: (973) 503-5730

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, NJ 07068
Attention: Edward J. Hunter, Esq.
Fax: (973) 597-2591

The address and fax number of Lender are:

Behringer Harvard PAL I, LLC
15601 Dallas Parkway, Suite 600
Addison, TX 75001
Attn: Mr. Andrew Bruce
Fax: (214) 655-1610

With copies to:

Behringer Harvard PAL I, LLC
15601 Dallas Parkway, Suite 600
Addison, TX 75001
Attention: Chief Legal Officer
Fax: (214) 655-1610

and

Powell Coleman & Arnold LLP
8080 North Central Expressway, Suite 1380
Dallas, Texas 75206
Attention: Pat Arnold, Esq.
Fax: (214) 373-8768

Section 8.7             Permitted Successors and Assigns; Disclosure of Information.

(a)           Each and every one of the covenants, terms, provisions and conditions of this Agreement and the Junior Loan Documents shall apply to, bind and inure to the benefit of Borrower, its successors and those assigns of Borrower consented to in writing by Lender, and shall apply to, bind and inure to the benefit of Lender and the endorsees, transferees, successors and assigns of Lender, and all Persons claiming under or through any of them.

(b)           Borrower agrees not to transfer, assign, pledge or hypothecate any right or interest in any payment or advance due pursuant to this Agreement, or any of the other benefits of this Agreement, without the prior written consent of Lender, which consent may be withheld by Lender in its sole and absolute discretion. Any such transfer, assignment, pledge or hypothecation made or attempted by Borrower without the prior written consent of Lender shall be void and of no effect. No consent by Lender to an assignment shall be deemed to be a waiver of the requirement of prior written consent by Lender with respect to each and every further assignment and as a condition precedent to the effectiveness of such assignment.

(c)           Lender may sell or offer to sell the Junior Loan or interests therein to one or more assignees or participants. Borrower shall execute, acknowledge and deliver any and all instruments reasonably requested by Lender in connection therewith, and to the extent, if any, specified in any such assignment or participation, such assignee(s) or participant(s) shall have the same rights and benefits with respect to the Junior Loan Documents as such Person(s) would have if such Person(s) were Lender hereunder. Lender may disseminate any information it now has or hereafter obtains pertaining to the Junior Loan, including any security for the Junior Loan, any credit or other information on the Property (including environmental reports and assessments), Borrower or any of Borrower’s principals, to any actual or prospective assignee or participant, to Lender’s Affiliates, to any regulatory body having jurisdiction over Lender, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and the Junior Loan, or to any other party as necessary or appropriate in Lender’s reasonable judgment, provided all such parties (other than regulatory bodies) agree to use best efforts to keep any such information so provided confidential (subject to any requirements to disclose such information to governmental or regulatory authorities and subject to the ability to provide such information to their respective legal counsel or accountants).

Section 8.8             Amendment; Modification; Waiver.

None of the terms or provisions of this Agreement may be amended, changed, waived, modified, discharged or terminated except by instrument in writing executed by the party or parties against whom enforcement of the amendment, change, waiver, modification, discharge or termination is asserted. None of the terms or provisions of this Agreement shall be deemed to have been abrogated or waived by reason of any failure or failures to enforce the same. No failure or delay by Lender in exercising any right or privilege hereunder or under any other instrument contemplated hereby shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.9             Third Parties; Benefit.

All conditions to the obligation of Lender to make advances hereunder are imposed solely and exclusively for the benefit of Lender and its assigns and no other Persons shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be the beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender at any time in the sole and absolute exercise of its discretion. The terms and provisions of this Agreement are for the benefit of the parties hereto and, except as herein specifically provided, no other Person shall have any right or cause of action on account thereof.

Section 8.10           Rules of Construction.

The words “hereof,” “herein,” “hereunder,” “hereto,” and other words of similar import refer to this Agreement in its entirety. The terms “agree” and “agreements” mean and include “covenant” and “covenants.” The words “include” and “including” shall be interpreted as if followed by the words “without limitation.” The captions and headings contained in this Agreement are included herein for convenience of reference only and shall not be considered a part hereof and are not in any way intended to define, limit or enlarge the terms hereof. All references (a) made in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders, (b) made in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well, (c) to the Junior Loan Documents are to the same as extended, amended, restated, supplemented or otherwise modified from time to time unless expressly indicated otherwise, (d) to the Land, the Improvements or the Property shall mean all or any portion of each of the foregoing, respectively, and (e) to Articles, Sections and Schedules are to the respective Articles, Sections and Schedules contained in this Agreement unless expressly indicated otherwise.

Section 8.11           Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes; provided, however, that all such counterparts shall together constitute one and the same instrument.

Section 8.12           Signs; Publicity.

Subject to the terms and provisions of the Lease, at Lender’s request and sole cost and expense, Borrower shall place a sign at a location on the Property satisfactory to Lender, which sign shall recite, among other things, that Lender is financing the development of the Land and the construction of the Improvements. Borrower expressly authorizes Lender to prepare and to furnish to the news media for publication from time to time news releases with respect to the Property which are approved by Borrower and the Army in their sole and absolute discretion, specifically to include releases detailing Lender’s involvement with the financing of the Property.

Section 8.13           Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law. It is the intent and purpose of the parties hereto that the provisions of Section 5-1401 of the General Obligations Law of the State of New York shall apply to this Agreement. Notwithstanding anything to the contrary provided in the foregoing, it is acknowledged and agreed that as to matters which relate to the creation, perfection and enforcement of security interests created under the Junior Loan Documents, the same shall be construed in accordance with the laws of the State in which the applicable Collateral shall be located.

In addition, it is hereby further acknowledged and agreed that ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED IN STATE OR FEDERAL COURTS LOCATED IN THE STATE AND COUNTY OF NEW YORK AND EACH PARTY TO THIS AGREEMENT HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND IRREVOCABLY CONSENTS TO THE JURISDICTION OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING. THE PARTIES HERETO EACH HEREBY IRREVOCABLY WAIVE ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE

AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM OR LACKS JURISDICTION OVER SUCH PARTY. IT IS THE INTENT AND PURPOSE OF THE PARTIES HERETO THAT THE PROVISIONS OF SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS AGREEMENT.

Section 8.14           Time of Essence.

Time shall be of the essence for each and every provision of this Agreement of which time is an element.

Section 8.15           Electronic Transmission of Data.

Lender and Borrower agree that certain data related to the Junior Loan (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the Internet. This data may be transmitted to, received from or circulated among agents and representatives of Borrower and/or Lender and their Affiliates and other Persons involved with the subject matter of this Agreement, including any servicer of the Junior Loan. Borrower and Lender acknowledge and agree that (a) there are risks associated with the use of electronic transmission and that neither Borrower nor Lender controls the method of transmittal or service providers, (b) Borrower and Lender have no obligation or responsibility whatsoever and assume no duty or obligation for the security, receipt or third-party interception of any such transmission, and (c) Borrower and Lender will release, hold harmless and indemnify each other from any claim, damage or loss, including that arising in whole or part from strict liability or sole, comparative or contributory negligence, which is related to the electronic transmission of data.

Section 8.16           Dispute Resolution.

(a)           Arbitration. Except to the extent expressly provided below, any Dispute shall, upon the request of either party, be determined by binding arbitration in accordance with the Federal Arbitration Act, Title 9, United States Code (or if not applicable, the applicable state law), the then-current rules for arbitration of financial services disputes of AAA and the “Special Rules” set forth below. In the event of any inconsistency, the Special Rules shall control. The filing of a court action is not intended to constitute a waiver of the right of Borrower or Lender, including the suing party, thereafter to require submittal of the Dispute to arbitration. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any Dispute in any court having jurisdiction over such action. For the purposes of this Dispute Resolution Section only, the terms “party” and “parties” shall include any parent corporation, subsidiary or Affiliate of Lender involved in the servicing, management or administration of any obligation described in or evidenced by this Agreement, together with the officers, employees, successors and assigns of each of the foregoing.

(b)           Special Rules.

(i)            If the arbitration relates to collateral, the arbitration shall be conducted in any U.S. state where real or tangible personal property collateral is located or, if it does not relate to collateral, in the State of New York.

(ii)           The arbitration shall be administered by AAA, who will appoint an arbitrator; if AAA is unwilling or unable to administer the arbitration, or if AAA is unwilling or unable to enforce or legally precluded from enforcing any and all provisions of this Dispute Resolution Section, then any party to this Agreement may substitute another arbitration organization that has similar procedures to AAA and that will observe and enforce any and all provisions of this Dispute Resolution Section. All Disputes shall be determined by one arbitrator; however, if the amount in controversy in a Dispute exceeds Five Million Dollars ($5,000,000), upon the request of any party, the Dispute shall be decided by three arbitrators (for purposes of this Agreement, referred to collectively as the “arbitrator”).

(iii)          All arbitration hearings will be commenced within ninety (90) days of the demand for arbitration and completed within ninety (90) days from the date of commencement; provided, however, that upon a showing of good cause, the arbitrator shall be permitted to extend the commencement of such hearing for up to an additional sixty (60) days.

(iv)          The judgment and the award, if any, of the arbitrator shall be issued within thirty (30) days of the close of the hearing. The arbitrator shall provide a concise written statement setting forth the reasons for the judgment and for the award, if any. The arbitration award, if any, may be submitted to any court having jurisdiction to be confirmed and enforced, and such confirmation and enforcement shall not be subject to arbitration.

(v)           The arbitrator will give effect to statutes of limitations and any waivers thereof in determining the disposition of any Dispute and may dismiss one or more claims in the arbitration on the basis that such claim or claims is or are barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Dispute is the equivalent of the filing of a lawsuit.

(vi)          Any dispute concerning this arbitration provision, including any such dispute as to the validity or enforceability of this provision, or whether a Dispute is arbitrable, shall be determined by the arbitrator; provided, however, that the arbitrator shall not be permitted to vary the express provisions of these Special Rules or the Reservations of Rights in subsection (c) below.

(vii)         The arbitrator shall have the power to award legal fees and costs pursuant to the terms of this Agreement.

(viii)        The arbitration will take place on an individual basis with reference to, resort to, or consideration of any form of class or class action.

(c)           Reservations of Rights. Nothing in this Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation and any waivers contained in this Agreement, or (ii) apply to or limit the right of Lender upon the occurrence and during the continuation of an Event of Default (A) to exercise self help remedies such as (but not limited to) setoff, or (B) to foreclose judicially or nonjudicially against any real or personal property collateral, or to exercise judicial or nonjudicial power of sale rights in any jurisdiction in which the Collateral, or any part thereof, is located, (C) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession, prejudgment attachment, or the appointment of a receiver, or (D) to pursue rights against a party to this Agreement in a third-party proceeding in any action brought against Lender in a state, federal or international court, tribunal or hearing body (including actions in specialty courts, such as bankruptcy and patent courts). Lender may exercise the rights set forth in clauses (A) through (D), inclusive, before, during or after the pendency of any arbitration proceeding brought pursuant to this Agreement. Neither the exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the Dispute occasioning resort to such remedies. No provision in the Junior Loan Documents regarding submission to jurisdiction and/or venue in any court is intended or shall be construed to be in derogation of the provisions in any Junior Loan Document for arbitration of any Dispute.

(d)           Conflicting Provisions for Dispute Resolution. If there is any conflict between the terms, conditions and provisions of this Section and those of any other provision or agreement for arbitration or dispute resolution, the terms, conditions and provisions of this Section shall prevail as to any Dispute arising out of or relating to (i) this Agreement, (ii) any other Junior Loan Document, (iii) any related agreements or instruments, or (iv) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort). In any other situation, if the resolution of a given Dispute is specifically governed by another provision or agreement for arbitration or dispute resolution, the other provision or agreement shall prevail with respect to said Dispute.

(e)           Jury Trial Waiver in Arbitration. By agreeing to this Section, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Dispute.

Section 8.17           Nature of Obligations.

Except as provided in that the Guaranty of even date herewith executed by Guarantor, the obligations of Borrower hereunder to pay and perform the Obligations (including, without limitation, such Obligations as are evidenced by the Junior Note) shall be without recourse to Borrower’ members, shareholders, officers, affiliates, directors, partners, agents, employees or consultants, or any affiliate of any such person, or to the property or assets of any such person.

Notwithstanding anything to the contrary herein, nothing herein shall be deemed to be a waiver of any right which Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the Federal Bankruptcy Code or any similar federal or state statute to file a claim for the full amount of the Obligations secured hereby or to require that all Collateral shall continue to secure all Obligations owing to Lender in accordance with the Junior Note, this Agreement and the other Junior Loan Documents. The foregoing will in no way limit Lender’s recourse to the Collateral following an Event of Default or limit the liability under any Contract to which any Affiliate of Borrower is a party and which has been assigned to Junior Lender as Collateral for the Junior Loan, including but not limited to the Construction Guaranty of even date herewith and any Contract assigned as Collateral under the Assignment of Contracts, Permits and Approvals of even date herewith executed by Borrower and the other parties thereto and the Collateral Assignment of Lodging Management Agreement also of even date herewith executed by Borrower and the other parties thereto.

Section 8.18           Waiver of Jury Trial.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO ARBITRATE ANY “DISPUTE” (FOR PURPOSES OF THIS SECTION, AS DEFINED IN SCHEDULE 1) AS SET FORTH IN THIS AGREEMENT, TO THE EXTENT ANY “DISPUTE” IS NOT SUBMITTED TO ARBITRATION OR IS DEEMED BY THE ARBITRATOR OR BY ANY COURT WITH JURISDICTION TO BE NOT ARBITRABLE OR NOT REQUIRED TO BE ARBITRATED, BORROWER AND LENDER WAIVE TRIAL BY JURY IN RESPECT OF ANY SUCH “DISPUTE” AND ANY ACTION ON SUCH “DISPUTE.” THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER AND LENDER, AND BORROWER AND LENDER HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THE JUNIOR LOAN DOCUMENTS. BORROWER AND LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL. BORROWER FURTHER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

Section 8.19           Additional Waivers.

BORROWER FURTHER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY OR ON BEHALF OF LENDER WITH RESPECT TO THIS AGREEMENT, THE JUNIOR NOTE OR OTHERWISE IN RESPECT OF THE JUNIOR LOAN, ANY AND EVERY RIGHT BORROWER MAY HAVE TO (X) INJUNCTIVE RELIEF, (Y) INTERPOSE ANY COUNTERCLAIM THEREIN, OTHER THAN A

COMPULSORY COUNTERCLAIM, AND (Z) HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING. NOTHING CONTAINED IN THE IMMEDIATELY PRECEDING SENTENCE SHALL PREVENT OR PROHIBIT BORROWER FROM INSTITUTING OR MAINTAINING A SEPARATE ACTION AGAINST LENDER WITH RESPECT TO ANY ASSERTED CLAIM. NOTWITHSTANDING ANY PROVISION TO THE CONTRARY IN ANY JUNIOR LOAN DOCUMENT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER SHALL NOT ASSERT, AND EACH HEREBY WAIVES, ANY CLAIM AGAINST THE OTHER ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, ANY JUNIOR LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED THEREBY, THE JUNIOR LOAN OR THE USE OF THE PROCEEDS THEREOF.

Section 8.20           Limitation on Liability.

Borrower waives any right to assert or make any claim against Lender (or to sue Lender upon any claim for) any special, indirect, incidental, punitive or consequential damages in respect of any breach or wrongful conduct (whether the claim is based on contract, tort or duty imposed by law) in connection with, arising out of or in any way related to this Agreement, the other Junior Loan Documents or the transactions contemplated hereby and/or thereby, or any act, omission or event in connection therewith.

Section 8.21           Entire Agreement.

The Junior Loan Documents constitute the entire understanding and agreement between Borrower and Lender with respect to the transactions arising in connection with the Junior Loan, and supersede all prior written or oral understandings and agreements between Borrower and Lender with respect to the matters addressed in the Junior Loan Documents. In particular, and without limitation, the terms of the Letter of Intent and any commitment by Lender to make the Junior Loan are merged into the Junior Loan Documents. Except as incorporated in writing into the Junior Loan Documents, there are no representations, understandings, stipulations, agreements or promises, oral or written, with respect to the matters addressed in the Junior Loan Documents.

Section 8.22           Lost Junior Note.

Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Junior Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of the Junior Note or other security document, Borrower will, at Lender’s sole cost and expense, issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor.

Section 8.23           Method of Payment.

All payments due hereunder and/or under the Junior Note shall be made by Borrower to Lender at the address and in the manner provided in the Junior Note or such other place as Lender may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments.

Section 8.24           Pledge to the Federal Reserve.

Lender may at any time pledge or assign all or any portion of its rights under the Junior Loan Documents which evidence and/or secure the Junior Loan to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release Lender from its obligations under any of the Junior Loan Documents (including, without limitation, the obligation to fund future advances of the Junior Loan) which evidence and/or secure the Junior Loan.

Section 8.25           Right of Setoff.

Borrower hereby grants to Lender, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to Lender whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender or any entity under the control of Bank of America Corporation and its successors and/or assigns or in transit to any of them. At any time, without demand or notice (any such notice being expressly waived by Borrower), Lender may setoff the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral security for the Junior Loan. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE JUNIOR LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

Section 8.26           Usury.

All agreements between Borrower and Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness to be advanced hereby or otherwise, shall the amount paid or agreed to be paid to Lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law and shall be subject to Section 18 of the Junior Note. The provisions of Section 18 of the Junior Note shall control every other provision of all agreements between Borrower and Lender.

Section 8.27           Application of Payments.

All payments received by Lender hereunder shall be applied first to the payment of all fees, expenses and other amounts due to Lender (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after an Event of Default hereunder, payments will be applied to the obligations of Borrower to Lender as Lender determines in its sole discretion.

Section 8.28           Payment Date Adjustment for Non-Business Days.

If any payment under the Junior Note becomes due on a day which is not a Business Day (as defined below), the due date of the Junior Note or payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment. As used herein, “Business Day” shall mean any day other than (i) a Saturday or a Sunday, [(ii) a day on which commercial banks in the city in which the Lock Box Account (as such capitalized term is defined in the Lock Box Agreement) are located, are authorized or obligated by law, government decree or executive order to be closed,] (iii) a day observed as a holiday by the federal government, or (iv) a day on which the New York Stock Exchange is closed.

Section 8.29           Payment of Fees and Expenses.

Borrower shall pay within thirty (30) days following receipt of written demand therefor (together with reasonable evidence substantiating such expenditures by Lender), all Expenses of Lender in connection with the preparation, administration, default, collection, waiver or amendment of Loan terms, or in connection with Lender’s exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, reasonable fees of outside legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any reasonable fees or expenses associated with travel or other reasonable costs relating to any appraisals (subject to the terms and conditions set forth in this Agreement) or examinations conducted in connection with the Loan or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate) and be an obligation secured by any collateral.

Section 8.30           [Reserved].

Section 8.31           Capital Adequacy.

If at any time Lender is a regulated financial institution such that the applicable regulatory authority may impose capital adequacy requirements, in the event the Lender shall have determined that any requirement of any law of the United States of America, any regulation, order, interpretation, ruling, official directive or guideline (whether or not having the force of law) of the Board of Governors of the Federal Reserve System, the Comptroller of the Currency, the Federal Deposit Insurance Corporation or any other board or governmental or administrative agency of the United States of America which shall impose, increase, modify or make applicable to the Junior Note or this Agreement or cause the Junior Note or this Agreement to be included in any reserve, special deposit, calculation used in the computation of regulatory capital standards, assessment or other requirement which imposes on the Lender any cost that is attributable to the maintenance thereof, then, and in each such event, the Borrower shall promptly pay the Lender, upon its demand, such amount as will compensate the Lender for any such cost, which determination may be based upon the Lender’s reasonable allocation of the aggregate of such costs resulting from such events. In the event any such cost is a continuing cost, a fee payable to the Lender may be imposed upon the Borrower periodically for so long as any such cost is deemed applicable by the Lender, in an amount determined by the Lender to be necessary to compensate the Lender for any such cost, which determination may be based upon the Lender’s reasonable allocation of the aggregate of such costs resulting from such events. The determination by the Lender of the existence and amount of any such costs shall, in the absence of manifest error, be conclusive. This section shall be available to Lender regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition which shall have been imposed.

Section 8.32           Right to Sell Junior Loan to Participant.

Lender shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower, to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in Lender’s obligation to lend hereunder and/or any or all of the Junior Loan, provided that no such participation shall increase the obligations or decrease the rights of Borrower under any of the Junior Loan Documents. In the event of any such grant by Lender of a participating interest to a Participant, whether or not upon notice to Borrower, Lender shall remain responsible for the performance of its obligations hereunder (including, without limitation, the obligation to make future advances) and Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations hereunder. Lender may furnish any information concerning Borrower in its possession from time to time to prospective Participants, provided such Participants agree to keep such information confidential.

Section 8.33           Junior Loan Assignment.

Lender shall have the unrestricted right from time to time, and without Borrower’s or anyone else’s consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an “Assignee”), which is an Eligible Assignee, and Borrower agrees that it shall, at Lender’s sole cost and expense, execute or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Lender shall reasonably deem necessary to effect the foregoing. In addition, at the request of Lender and any such Assignee, Borrower shall, at Lender’s sole cost and expense, issue one or more new promissory notes, as applicable, to any such Assignee, and if Lender has retained any of its rights and obligations hereunder following such assignment, to Lender, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Lender prior to such assignment and shall reflect the amount of the respective commitments and Loans held by such Assignee and Lender after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Lender in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Lender and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Lender hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Lender pursuant to the assignment documentation between

Lender and such Assignee, and Lender shall be released from its obligations hereunder and thereunder to a corresponding extent. Borrower may furnish any information concerning Borrower in its possession from time to time to prospective Assignees, provided that Lender shall require any such prospective Assignees to agree in writing to maintain the confidentiality of such information.

Section 8.34           [Reserved].

Section 8.35           Integration.

This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement. This Agreement may not be amended or modified except by a written instrument describing such amendment or modification executed by Borrower and Lender.

Section 8.36           Use of Proceeds.

No portion of the proceeds of the Junior Loan shall be used, in whole or in part, for the purpose of purchasing or carrying any “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

Section 8.37           [Reserved].

Section 8.38           [Reserved].

Section 8.39           [Reserved].

Section 8.40           Administrative Agent.

(a)           In connection with any assignment pursuant to Section 8.33 hereof, the Lender shall have the right to appoint, designate and authorize, or act as, an administrative agent (“Administrative Agent”) to take such action on its behalf and on behalf of any Assignees under the provisions of this Agreement and each other Junior Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement, any other Junior Loan Document or any agreement with respect to such assignment, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Junior Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth in writing by the Lender, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with the Lender or any Assignee, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Junior Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Junior Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)           Lender shall be the initial Administrative Agent, if an Administrative Agent is deemed necessary or desirable by the Lender hereunder. Lender or any subsequent Administrative Agent may resign as Administrative Agent upon 30 days’ notice to Assignees and Borrower subject to the prior written consent of the Borrower (unless Borrower is in Default, in which case consent of the Borrower is not required), which consent shall not be unreasonably withheld, conditioned or delayed (unless the Lender shall retain 25% or less of the Junior Loan or during the existence and continuation of a Default, in which case Borrower consent shall not be required). If Administrative Agent resigns under this Agreement, the Lender shall appoint from among Lender and Assignees a successor administrative agent, which successor administrative agent shall be consented to by Borrower at all times other than during the existence of a Default (which consent of Borrower shall not be unreasonably withheld, conditioned or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of Administrative Agent, subject to Borrower’s prior written consent (such consent not to be required if a Default is in existence and continuing), which consent shall not be unreasonably withheld, delayed or conditioned, Administrative Agent may appoint, after consulting with Lender, Assignees and Borrower, a successor administrative agent from among Assignees and the Lender. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the respective term “Administrative Agent” shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent Issuer under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and Lender shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Lender or the Assignees appoint a successor agent acceptable to Borrower as provided for above.

(c)           No Administrative Agent shall (i) be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Junior Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of Lender, Assignees or Borrower for any recital, statement, representation or warranty made by Borrower or any subsidiary or Affiliate of Borrower, or any officer thereof, contained herein or in any other Junior Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Junior Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Junior Loan

Document, or for any failure of Borrower or any other party to any Junior Loan Document to perform its obligations hereunder or thereunder. No Administrative Agent shall be under any obligation to the Lender, any Assignee or Borrower to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Junior Loan Document, or to inspect the properties, books or records of Borrower or any of its Affiliates.

(d)           Without limiting the Junior Loan Documents and to the extent not prohibited by applicable Laws, Borrower shall pay when due, shall reimburse to Administrative Agent for the benefit of itself, the Lender and any Assignee on demand and shall indemnify (i) Administrative Agent, the Lender and any Assignee from, all reasonable and documented out-of-pocket fees, costs, and expenses paid or incurred by Administrative Agent in connection with the negotiation, preparation and execution of this Agreement and the other Junior Loan Documents (and any amendments, approvals, consents, waivers and releases requested, required, proposed or done from time to time), and (ii) Administrative Agent, the Lender and any Assignee in connection with the disbursement, administration or collection of the Junior Loan or the enforcement of the obligations of Borrower or the exercise of any right or remedy of Administrative Agent, including (a) all fees and expenses of Administrative Agent’s legal counsel; (b) fees and charges of each Construction Consultant, inspector and engineer; (c) appraisal, re-appraisal obtained in accordance with Section 8.41 hereof, and survey costs; (d) title insurance charges and premiums; (e) title search or examination costs, including abstracts, abstractors’ certificates and uniform commercial code searches; (f) judgment and tax lien searches for Borrower; (g) escrow fees; (h) fees and costs of environmental investigations, site assessments and remediations; (i) recordation taxes, documentary taxes, transfer taxes and mortgage taxes; (j) filing and recording fees; and (k) loan brokerage fees for which Borrower has specifically agreed to pay. Borrower shall pay all costs and expenses incurred by Administrative Agent, including attorneys’ fees, if the obligations or any part thereof are sought to be collected by or through an attorney at Law, whether or not involving probate, appellate, administrative or bankruptcy proceedings. Borrower shall pay all costs and expenses of complying with the Junior Loan Documents, whether or not such costs and expenses are included in the Component Budget. Borrower’s obligations under this Section shall survive the delivery of the Junior Loan Documents, the making of Advances, the payment in full of the Obligations, the release or reconveyance of any of the Junior Loan Documents, the foreclosure of the Mortgages or conveyance in lieu of foreclosure, any bankruptcy or other debtor relief proceeding, and any other event whatsoever (other than an enforceable waiver of Borrower’s obligations under this Section by Administrative Agent).

Section 8.41           Appraisal.

Lender may obtain from time to time an appraisal of all or any part of the Property prepared in accordance with written instructions from Lender by a third-party appraiser engaged directly by Lender (i) after the occurrence and during the continuation of a Default; (ii) if a Governmental Authority requests, or a governmental regulation requires, an appraisal; (iii) upon any action under the Junior Loan Documents or Project Documents which would affect the Obligations; and (iv) if Lender has received written confirmation from the Construction

Consultant confirming that an event has occurred or condition exists at the Property which is reasonably likely to have a Material Adverse Effect. Each such appraiser and appraisal shall be satisfactory to Lender (including satisfaction of applicable regulatory requirements). The reasonable cost of any such appraisal shall be borne by Borrower. Such cost is due and payable by the Borrower on demand and shall be secured by the Junior Loan Documents. Lender shall provide a copy of such appraisal to the Borrower upon receipt.

Section 8.42           USA Patriot Act Notice.

Lender hereby notifies Borrower that pursuant to the requirements of the Act, Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

Section 8.43           [Reserved]

Section 8.44           Confidentiality.

Notwithstanding anything to the contrary contained in this Agreement or any other Junior Loan Document to the contrary, any information disclosed by Borrower or its Affiliates to Lender in connection with the Junior Loan (including any data, plans, specifications, proposals, financial projections and other financial information, material and information regarding the Property, the Project, Borrower, its members, their affiliates, and their respective businesses), the terms and any insurance policies required or otherwise maintained pursuant hereto or thereto, and any other information provided by Borrower or its Affiliates designated in writing to Lender as confidential (collectively, the “Information”), shall be regarded by such parties as confidential, shall not be used or disseminated for any purpose other than in connection with providing banking, lending and other financial services for Borrower or in administering, enforcing, managing and disposing of the Junior Loan and the rights and interest of Lender in the Collateral, and shall not be disclosed to a third party (other than to the limited extent permitted by the express provisions of this Agreement), except for such disclosures of Information:

(a)           to Lender, the Cash Management Agent, the Construction Consultant, proposed transferees or assignees of Lender and the respective investors, auditors, agents, attorneys, consultants, legal representatives, successors and assigns of the foregoing to the extent commercially reasonable in connection with Lender providing banking, lending and other financial services for Borrower or with respect to administration, enforcement, management and disposition of the Junior Loan and the rights and interest of Lender in the Collateral;

(b)           made with the prior agreement of Borrower;

(c)           to the extent such Information is otherwise already available in the public domain other than as a result of a disclosure by others in violation of this Section;

(d)           to the extent required to be disclosed by court order in a legal proceeding or by applicable laws; provided, however, that if possible, before such disclosure, the Person so required to disclose the Information shall give Borrower prompt written notice of such order or legal requirement, so as not to limit Borrower’s right to seek to obtain a protective order or other appropriate remedy;

(e)           that were known to Lender or any of its affiliates at the time of its initial receipt;

(f)            were independently developed by Lender or any of its affiliates;

(g)           become known to Lender or any of its affiliates from an independent source without breach of this provision by Lender or any affiliates, officer, director, employee or consultant of Lender;

(h)           are disclosed pursuant to regulatory reviews and investigations;

(i)            are disclosed to present or prospective, direct or indirect, holders of equity in the Lender or any present or prospective lender to the Lender;

(j)            are disclosed to Lender’s attorneys, accountants, tax advisors, investment advisors and manager, and other consultants engaged to assist Lender in connection with the Loan or in the performance of its obligations or exercise of its rights hereunder or connection with regulatory, tax and any other compliance required under applicable law; or

(k)           as may be required by Law upon the advice of legal counsel in order to comply with all financial reporting, securities laws and other legal requirements applicable to Lender, including any required disclosures to the Securities and Exchange Commission, any applicable state agency involved in securities regulation and the Financial Industry Regulatory Authority.

Section 8.45           Termination.

The terms, provisions and undertakings in this Agreement and all other Junior Loan Documents shall terminate and cease to be effective upon the indefeasible payment in full of the Junior Loan and the full and final discharge of any other Obligations and except for any indemnification provisions that expressly survive the payment in full of the Loan. Lender agrees, at Borrower’s reasonable expense, to take such actions as may be necessary to evidence such termination and the release of any liens created hereunder or under any other Junior Loan Document, including (without limitation) the filing of Uniform Commercial Code termination statements, releases of mortgages/deeds of trust and other lien releases. Borrower may request in writing an extension of the maturity date of the Junior Loan from Lender in accordance with the Junior Note.

Section 8.46           Documents, etc. to be Satisfactory.

All instruments and documents required hereby or affecting the Property, or relating to Borrower’s capacity and authority to borrow the Junior Loan and to execute the Loan documents and such other documents, instruments, opinions and assurances as Lender may request and all procedures in connection herewith shall be subject to the approval, as to form and substance, of

Lender and its counsel. All persons or entities responsible for the preparation and/or execution of the instruments specifically required hereby and all obligors thereunder shall be reasonably satisfactory to Lender.

Section 8.47           Factual Matters.

Any condition of this Agreement which requires the submission of evidence of the existence or non-existence of a specified fact or facts implies as a condition of the existence or non-existence, as the case may be, of such fact or facts that Lender shall, at all times, be free independently to establish to its satisfaction and in its absolute discretion such existence or non-existence.

Section 8.48           Modification of Junior Loan in Accordance With Lease.

Lender agrees, subject to the satisfaction of the requirements of this Section 8.48 and any other applicable requirements of the Debt Documents, as defined in the Lock Box Agreement, to consent to the amendment of the PAL Lease to reflect the inclusion of Parcel C at Fort Shafter and Parcel B at TAMC (collectively, the “Hawaii Parcels”) in the Site (as defined in the PAL Lease) and the conveyance of the improvements thereon to the Borrower in accordance with Section 1.e. and 1.f. of the PAL Lease. The Lender’s obligation to provide any such consent, however, is conditioned on (i) execution, delivery and/or recordation of such documents as are reasonably required by the Lender to confirm and/or provide a second priority leasehold mortgage lien for the benefit of the Lender on the Hawaii Parcels, including, without limitation, such additional real estate, environmental, title insurance and survey documents, reports and materials as are customarily required by the Lender for real estate transactions of the type contemplated hereby and such consents and estoppels from the Government as are required or authorized under the PAL Lease, (ii) execution and delivery by the Borrower of such other modifications to the Debt Documents as reasonably required by the Lender to reflect the addition of the Hawaii Parcels to the PAL Lease, and (iii) delivery to the Lender of such legal opinions relating to documents executed by the Borrower in connection with the amendment of the PAL Lease and any related amendments to the Debt Documents as the Lender shall reasonably request.

Section 8.49           Not Government Obligations.

The obligations of Borrower under this Agreement are not obligations of the U.S Government.

Section 8.50           Refinancing of Senior Loan.

Notwithstanding anything to the contrary contained in this Agreement, Borrower agrees that if the Senior Loan is refinanced with a new loan secured by the Collateral or any part thereof (a “Replacement Senior Loan”), it is the intent of such parties that the lender of the Replacement Senior Loan shall not be subrogated to the rights or priority of the Senior Lender and that the Replacement Senior Loan (including, without limitation, all mortgages, liens, assignments, security interests and obligations created by the documents evidencing and securing the Replacement Senior Loan) will in all respects be subordinate and inferior to the Junior Loan (including, without limitation, all mortgages, liens, assignments, security interests and obligations created by the documents evidencing and securing the Junior Loan) and the Junior Loan Documents, unless Junior Lender executes a written instrument to the contrary. Accordingly, in the event a Replacement Senior Loan is obtained, Borrower shall execute, and shall cause the lender of the Replacement Senior Loan to execute, such documents as Junior Lender may reasonably require in order to evidence the subordination of the Replacement Senior Loan to the Junior Loan.

Section 8.51           Guarantor Controlled Person.

Subordinate Lender is executing this Agreement for the sole purpose of acknowledging and agreeing that it is a Guarantor Controlled Person.

Section 8.52           New York Contacts.

As stated in Section 8.13 above, Lender and Borrower have agreed that the laws of the State of New York shall govern this Agreement. This Agreement is being entered into as part of a transaction whereby, among other things, the Army is granting a leasehold estate in the Property to Borrower and concurrently therewith Borrower is obtaining the Junior Loan, the Senior Loan and the Subordinate Loan to perform improvements on the Property. Borrower and Lender acknowledge and agree that their selection of the laws of the State of New York to govern this Agreement is appropriate because, among other things: (a) Senior Lender has multiple offices in New York; (b) the title company that is a party to the transaction of which the Senior Loan, the Junior Loan and the Subordinate Loan are a part has its chief executive office in New York; (d) substantive negotiations regarding the transaction occurred in New York; (e) the Junior Lender, the Senior Lender and the Subordinate Lender will fund the initial advances of their respective loans through the offices of the title insurer and escrow agent in New York; (f) one or more of the agreements relating to the transaction have been signed in New York and (g) all of the Closing documents related to this transaction have been delivered into escrow with the title insurer at its office in New York.

Section 8.53           Payment at Maturity.

Borrower acknowledges and agrees that the Minimum Monthly Payment and all payments due and payable hereunder and under the Junior Loan on the Maturity Date must be paid regardless of the sufficiency of Revenue (as defined in the Lock Box Agreement.

Section 8.54           Payment in Full of Senior Loan/Purchase of Senior Loan.

Notwithstanding anything to the contrary set forth in the Project Documents or any other document, Borrower agrees that at such time as all obligations owed to Senior Lender under the Senior Loan Documents have been paid in full, Lender shall automatically succeed to all approval, consent, participation, and similar rights of Senior Lender set forth in the Project Documents and all rights of Senior Lender to receive notices, reports and other information pursuant to the Project Documents, as if such rights were validly assigned by Senior Lender to Lender prior to payment of the obligations owed to the Senior Lender under the Senior Loan Documents; provided, however that Lender shall have the right to reject such assignment in whole or in part by sending written notice to Borrower. Borrower agrees to use reasonable efforts to cooperate with Lender in causing any third party to recognize the transfer of rights from

Senior Lender to Lender described in the preceding sentence.  Borrower shall not purchase, or allow any Affiliate of Borrower to purchase the Senior Loan, unless (i) concurrently therewith, the Junior Loan is sold to the same party on terms acceptable to the Junior Lender in its sole discretion, or (ii) the prior written consent of Junior Lender is obtained (which consent may be given or withheld in the sole discretion of Junior Lender).

Section 8.55           Refinance of Subordinate Loan.

Borrower agrees that Borrower will not refinance the Subordinate Loan without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. If Borrower desires to refinance the Subordinate Loan, Borrower shall send written notice to Lender describing the identity of the person or entity providing such refinancing, certifying that such refinancing will not result in any amendment of any of the Special Modification Terms of Subordinate Loan Documents, as such term is defined in the Intercreditor Agreement, and requesting Lender’s approval thereof. Within fifteen (15) days after delivery of such notice, Lender shall respond to Borrower with a notice either approving or disapproving the contemplated refinancing. If Lender fails to respond to a notice sent by Borrower requesting Junior Lender’s approval of a refinancing within fifteen (15) days after delivery, then Junior Lender shall be deemed to have approved such refinancing. Any refinancing made in violation of this Section shall be deemed void.  Notwithstanding the foregoing, Lender’s consent shall not be required with respect to a refinancing by an Affiliate of Borrower, provided that Borrower provides Lender with prior written notice of the refinancing and the identity of the Affiliate, and the Affiliate provides a certification to Lender on or before the closing of the refinancing certifying that such refinancing does not result in any amendment of any of the Special Modification Terms of Subordinate Loan Documents, acknowledging that such Affiliate is a Guarantor Controlled person as provided in Section 8.52 hereof, and that such Affiliate agrees to be bound by all of the terms and conditions of the Intercreditor Agreement binding on Subordinate Lender.

[Signature pages to follow]

[Signature page to Junior Loan Agreement]

IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed as of the date first above written.

BORROWER:

REST EASY LLC,
a Delaware Limited liability company

By:	RE Managing Member LLC,
its managing member

	By:	Actus Lend Lease Holdings LLC,
its sole member

		By:	/s/ Marc Sierra
Marc Sierra
Executive Vice President

LENDER:

BEHRINGER HARVARD PAL I, LLC,
a Delaware limited liability company

By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President —
Corporate Development & Legal

[Signature page to Junior Loan Agreement]

Subordinate Lender is executing this Agreement solely to evidence its agreement to Section 8.51

SUBORDINATE LENDER:

LEND LEASE (US) CAPITAL INC.,
a Delaware corporation

By:	/s/ Kevin M. Davis

Name:	Kevin M. Davis

Title:	Assistant Secretary

Schedule 1

Definitions

Unless the context otherwise specifies or requires, the following terms shall have the meanings herein specified, such definitions to be applicable equally to the singular and the plural forms of such terms and to all genders:

“AAA” means the American Arbitration Association, or any successor thereof.

“Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Actus” means Actus Lend Lease LLC, a Delaware limited liability company.

“Advance” means any advance of Junior Loan proceeds by Lender made in accordance with the terms and conditions hereof (inclusive of the Initial Advance).

“Affiliate” with respect to any specified Person means (i) any Person directly or indirectly Controlling, Controlled by or under common Control with, the specified Person and shall include, if such Person is an individual, members of the Family of such Person and trusts for the benefit of such individual or Family members; (ii) any director, officer or trustee of the specified Person; and (iii) any Person directly, indirectly or beneficially owning or Controlling more than fifty percent (50%) of any class of voting securities of the specified Person. Without limiting the foregoing, a limited partnership, the limited partners of which are trusts for the benefit of Family members of a Person and the general partners of which are beneficiaries or Family members of the beneficiaries of such trusts, corporations or partnerships owned by any of the foregoing, shall be an Affiliate of such trusts.

“Ancillary Lease” means a lease or license between the Army, as lessor and licensor, as applicable, and the Borrower, as lessee or licensee, as applicable, regarding the demise or license of property which is not demised, licensed or conveyed to the Borrower under the PAL Lease, as such lease or license may be extended, amended, restated, supplemented, superseded or otherwise modified from time to time in accordance with the terms thereof.

“Army” means The United States of America, by the Secretary of the Army.

“Asset and Property Management Agreement” means the agreement of that name by and between Borrower and the Asset Manager with respect to the Project, as amended and supplemented from time to time.

“Asset Manager” means the manager engaged by the Borrower from time to time under the Asset and Property Management Agreement or any substitute or replacement asset management agreement with the Company. The initial Asset Manager is RE Asset Management LLC, a Delaware limited liability company.

“Assignment of Rents and Leases” means each Junior Assignment of Rents and Leases by the Borrower in favor of the Lender, as amended and supplemented from time to time.

1

“Authorized Signer” means any representative of Borrower duly designated and authorized by Borrower to sign Draw Requests in a writing addressed to Lender, which writing may include a Draw Request in the form attached hereto as Schedule 2.

“Banking Day” means any day that is not a Saturday, Sunday or banking holiday in the State.

“Bill of Sale” has the meaning set forth in Appendix A to the Lock Box Agreement.

“Business Days” shall have the meaning as set forth in Section 8.28.

“Cash Management Agent” means Bank of America, N.A. as “Cash Management Agent” under the Lock Box Agreement.

“Casualty” means an event of damage or destruction to the Project by fire or other casualty.

“Casualty Proceeds” means the insurance claims under and the proceeds of any and all policies of insurance covering the Project or any part thereof, including all returned and unearned premiums with respect to any insurance relating to such Project, in each case whether now or hereafter existing or arising, and all other amounts payable as a result of, or in connection with, any Casualty.

“Change Order” has the meaning set forth in the Design/Build Agreement.

“Claims” means any and all liabilities, obligations, damages, losses, demands, penalties, fines, claims, actions, suits, judgments, settlements, costs, expenses and disbursements (including, reasonable, actually incurred legal fees, expenses and costs of investigation) of any kind and nature whatsoever.

“Closing” means the date of execution of this Junior Loan Agreement and the Junior Note, which shall be August 14, 2009.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all real and personal property, both tangible and intangible, that secures any of the Obligations, including any after-acquired Collateral.

“Collateral Assignment” means the Assignment of Contracts, Permits and Approvals and acknowledgements and consents thereto, as amended and supplemented from time to time.

“Collateral Assignment of Lodging Management Agreement” means the Collateral Assignment of Lodging Management Agreement between the Borrower and the Lender, as amended and supplemented from time to time.

“Commencement Date” means the date of commencement of the construction of the Improvements, as determined by the Construction Consultant. Subject to extension for Force Majeure and Excusable Delay, Commencement Date shall occur no later than the earlier of: (i)

2

February 1, 2010, or (ii) the first Advance after the Initial Advance under the Senior Loan Agreement.

“Completion of Construction” means, with respect to the construction of the Improvements or any component thereof, the satisfaction of all of the conditions of Section 5 of Schedule 5.

“Component” has the meaning set forth in the Design/Build Agreement.

“Component Budget” has the meaning set forth in the Design/Build Agreement and is subject to modification in accordance with the terms and conditions set forth in the Design/Build Agreement.

“Component Scope” has the meaning set forth in the Design/Build Agreement and is subject to modification in accordance with the terms and conditions set forth in the Design/Build Agreement.

“Condemnation” means the condemnation, requisition or other taking or sale of the use, occupancy or title to the Project or any part thereof in, by or on account of any eminent domain proceeding or other action by any Governmental Authority or other Person under the power of eminent domain or otherwise or any transfer in lieu of or in anticipation thereof.

“Condemnation Awards” means any and all judgments, awards of damages (including severance and consequential damages), payments, proceeds, settlements, amounts paid for a taking in lieu of Condemnation, or other compensation heretofore or hereafter made, including interest thereon, and the right to receive the same, as a result of, or in connection with, any Condemnation or threatened Condemnation.

“Consent of Lessor” means the Consent of Lessor among the Army, Borrower, the Junior Lender, the Junior Lender and the Subordinate Lender, as amended and supplemented from time to time.

“Construction Consultant” means a person or firm appointed or designated as provided by the Lease from time to time to inspect the progress of the development of the Land, the Construction of the Improvements and the conformity of construction with the Plans and Specifications, and the Design/Build Agreement in accordance with an agreement between the Borrower, Lender, Army and Construction Consultant.

“Construction Escrow Reserve Subaccount” has the meaning set forth in the Lock Box Agreement.

“Construction Guaranty” means the Construction Guaranty made by Lend Lease Corporation Limited in favor of the Borrower with respect to the Project, as the same may be extended, amended, restated, supplemented, superseded or otherwise modified from time to time in accordance with the terms thereof.

3

“Construction of the Improvements” or “construction of Improvements” means the development of the Land and/or the construction of the Improvements described as the LSCR Phase in the PAL Lease.

“Control” (and the co-relative terms “Controlling,” “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of outstanding securities, equity or other beneficial ownership interests, by contract or otherwise.

“Control Agreement” means, collectively, the Deposit Account Control Agreements of even date herewith among Borrower, the Senior Lender, the Junior Lender, Subordinate Lender and Bank of America, N.A., as amended and supplemented from time to time.

“Default” means an event or circumstance that, with the giving of Notice or lapse of time, or both, would constitute an Event of Default under the provisions of this Agreement.

“Design/Build Agreement” means the (i) Design/Build Agreement dated as of August 14, 2009, by and between Borrower, as owner, and the Design/Build Contractor, as general contractor, (ii) any other contract for the development of the Land and/or the Construction of the Improvements between Borrower and a contractor, and approved in writing by Lender, as the same may be amended from time to time with the prior written approval of Lender; and (iii) any purchase orders for the acquisition and/or installation of budgeted FF&E and OS&E in connection with the operation of the Project in accordance with Schedule 12.

“Design/Build Contractor” means Actus Lend Lease LLC, a Delaware limited liability company, its successors and permitted assigns and any other contractor pursuant to a Design/Build Agreement.

“Development Manager” means the development manager, from time to time, under the Development Services Agreement. The initial Development Manager will be RE Development Management LLC, a Delaware limited liability company.

“Development Management Services Agreement” means that certain Development Management Services Agreement, dated as of the Effective Date, by and between the Company and Development Manager, as the same may be extended, amended, restated, supplemented, superseded or otherwise modified from time to time in accordance with the terms thereof.

“Direct Costs” means the aggregate of all design build costs and expenses under the Design/Build Agreement, labor, materials, equipment, and fixtures necessary for completion of construction of the Improvements.

“Direct Costs Statement” means a statement in form reasonably approved by Lender of Direct Costs incurred and to be incurred, trade by trade, to be prepared by the Design/Build Contractor, including the Direct Cost contingencies amount.

“Dispute” means any controversy, claim or dispute between or among the parties to this Agreement, including any such controversy, claim or dispute arising out of or relating to (a) this Agreement, (b) any other Junior Loan Document, (c) any related agreements or instruments, or

4

(d) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort).

“Draw Request” means a statement prepared by the Borrower in form and substance similar to Schedule 2 attached hereto and made a part hereof satisfactory to Lender setting forth the amount of the Junior Loan advance requested in each instance with respect to the Improvements and including, if requested by Lender (i) the Direct Cost Statement and Indirect Cost Statement; (ii) a cost certification executed by the Design/Build Contractor in form approved in writing by Lender and the Construction Consultant; (iii) payment receipts from all Subcontractors in a form approved in writing by Lender and Construction Consultant; (iv) proof of payment of all Direct and Indirect Costs covered by all previous Draw Requests; and (v) at the time of the Draw Request, a conditional “Lien Waiver” in Proper Form from the Design/Build Contractor and a conditional “Lien Waiver” in Proper Form, from all Subcontractors or suppliers for all sums in excess of $250,000 per Subcontractor or supplier advanced up to and including the previous Draw Request and within the earlier of (i) thirty (30) days after the prior Draw Request and (ii) the date of Draw Request next following the Draw Request related to such payment, an unconditional waiver from the Design/Build Contractor.

“Effective Date” shall mean August 14, 2009.

“Eligible Assignee” means: (a) Senior Lender or Subordinate Lender; (b) an Affiliate of the Borrower; (c) an Affiliate of the Lender, the Senior Lender or the Subordinate Lender or an entity or an Affiliate of an entity that administers or manages the Lender, the Senior Lender or the Subordinate Lender; (d) any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial real estate loans and similar extensions of credit in the ordinary course of its business and is able, after giving effect to the purchase of the Junior Loan, to assume the Lender’s obligations hereunder; (e) any entity approved by the Borrower (such approval not to be unreasonably withheld, conditioned or delayed); or (f) such entity as the Lender shall be required to transfer or assign its rights and obligations hereunder pursuant to any order of Governmental Authority.

“Environmental Agreement” means the Agreement of Environmental Indemnification of even date herewith by and between Borrower and Lender pertaining to the Property, as the same may from time to time be extended, amended, restated or otherwise modified.

“Environmental Claim” means any complaint, action, notice, order, claim, investigation, judicial or administrative proceeding or action, or other similar claims or communications from any Person (defined below) involving or alleging any non-compliance with any Environmental Requirement (defined below) or the existence of any unsafe or hazardous condition resulting from or related to the Release (defined below) of any Hazardous Material (defined below).

“Environmental Law” means any and all applicable federal, state or local laws, statutes, ordinances, rules, regulations, orders, principles of common law, judgments, permits, licenses or other determinations of any judicial or regulatory authority, now or hereafter in effect, imposing liability, establishing standards of conduct or otherwise relating to protection of the environment (including natural resources, surface water, groundwater, soils, and indoor and ambient air),

5

health and safety, land use matters or the presence, generation, treatment, storage, disposal, Release or threatened Release, transport or handling of any Hazardous Material.

“Environmental Matters” means (a) the presence, Release or threatened Release of any Hazardous Material at or from the Project, on or before the Closing; (b) the breach of any representation, warranty, covenant or agreement contained in this Agreement with respect to any Environmental Requirement because of any act, omission, event or condition existing or occurring on or before the Closing; (c) any violation, on or before the Transition Date, of any Environmental Requirement in effect on or before the Closing, regardless of whether any act, omission, event or circumstance giving rise to the violation constituted a violation at the time of the occurrence or inception of such act, omission, event or circumstance; (d) any Environmental Claim related to any, act, omission, event or condition existing or occurring in connection with the use or occupancy of the Project at any time on or before the Closing; (e) the filing or imposition of any environmental lien against the Project; and regardless of whether any matter set forth in the foregoing subsections (a) through (e) was caused by Borrower, a prior owner of the Project, or any other Person whatsoever.

“Environmental Requirement” means any Environmental Law, or any other applicable agreement or restriction (including any condition or requirement imposed by any third party or insurance or surety company), now or hereafter in effect, which relates to any matters addressed by any Environmental Law, Hazardous Material, or the prevention of any unsafe or hazardous condition resulting from or related to the Release of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” means any event or circumstance specified in Article VI and the continuance of such event or circumstance beyond the applicable grace and/or cure periods therefor, if any, set forth in Article VI.

“Excusable Delay” shall have the meaning set forth in the Design/Build Agreement as of the date hereof, provided that such definition shall not be amended without Lender’s consent.

“Expenses” means all reasonable, actual and documented fees, charges, costs and expenses of any nature whatsoever incurred at any time and from time to time (whether before or after an Event of Default) by Lender in making, funding, administering or modifying the Junior Loan, in negotiating or entering into any “workout” of the Junior Loan, or in exercising or enforcing any rights, powers and remedies provided in the Mortgages or any of the other Junior Loan Documents, including reasonable outside attorneys’ fees, court costs, receiver’s fees, management fees and reasonable costs incurred in the repair, maintenance and operation of, or taking possession of, or selling, the Property up and to the time that Lender accepts title to the Property (through foreclosure, power of sale or the acceptance of a deed in lieu of foreclosure).

“FF&E” means all furniture, furnishings and equipment (excepting which is deemed to be OS&E (as hereinafter defined) now or hereafter located and installed in or about the hotels which are used in the operation thereof as hotels in accordance with the standards set forth in the Hotel Operating Agreement, including, without limitation, (i) office furnishings and equipment; (ii) specialized hotel equipment necessary for the operation of any portion of the

6

Improvements as hotels, including equipment for kitchens, laundries, dry cleaning facilities, bars, restaurants, public rooms, commercial space, parking areas, and recreational facilities; and (iii) all other furnishings and equipment hereafter located and installed in or about the Improvements which are used in the operation of the Improvements as hotels in accordance with the standards set forth in the Hotel Operating Agreement.

“Final Project Completion Date” means the date by which Borrower shall cause to occur the completion of the Guaranteed Scope of Work, in accordance with the Design/Build Agreement and PAL Lease but no later than the earlier of (i) subject to extension for Force majeure and Excusable Delay, the day prior to the thirty-seventh (37th) month anniversary of the date of this Agreement; provided, however, that such date shall be extended every month thereafter (but in no event beyond September 1, 2013) by Borrower, so long as cash flow derived from the Project and paid in accordance with the Lock Box Agreement is sufficient to satisfy Borrower’s payment obligations under the Senior Note and Junior Note as determined by Lender in its sole discretion; and (ii) September 1, 2013.

“Force Majeure” or “Force Majeure Event” means an act of God, fire, earthquake, hurricane, cyclone, volcanic eruption, tsunami, flood, war, invasion, terrorist action, acts of public enemies, civil commotion, civil disorder, riot, mob violence, insurrection, sabotage, embargos, blockade, epidemics, quarantines, inability to procure or a general shortage of labor, equipment, facilities, materials or supplies in the open market, impediment or delay in transportation, utilities, computers, equipment, communication and other facilities, strike, lockout, action of labor unions, a taking by eminent domain, acts of any Governmental Authorities, or of civil or military authorities (other than actions of the Army under the Operative Documents), ionizing radiation or contamination by radioactivity from any nuclear weapons, nuclear fuel or from any nuclear waste or from the combustion of nuclear material or nuclear fuel, previously unknown environmental or archaeological conditions, or any other cause whether similar or dissimilar to the foregoing, not within the reasonable control of any relevant Person, including reasonable delays for adjustments of insurance; provided, however, that (a) Borrower must give Notice to Lender within ten (10) days after the occurrence of an event which it believes to constitute Force Majeure, (b) in no event shall Force Majeure extend the time for the performance of an Obligation by more than ninety (90) days, and (c) circumstances that can be remedied or mitigated through the payment of money shall not constitute Force Majeure hereunder to the extent such remedy or mitigation is deemed reasonable by Lender in its sole discretion.

“Governmental Authority” means any federal, state, county, municipal or other governmental or regulatory authority, agency, board, body, commission, instrumentality, court or quasi-governmental authority with jurisdiction over the Project or the Person in question; provided, however, that the term “Governmental Authority” shall not include, nor shall it be deemed to include, the Army in any of its capacities as a party under the Operative Documents, as defined in the Lock Box Agreement.

“Guarantor” means Actus Lend Lease LLC, a Delaware limited liability company, its successors and permitted assigns, and any other Person executing a Guaranty in connection with the Junior Loan.

7

“Guarantor Controlled Person” has the meaning given in the Guaranty.

“Guaranty” means the Guaranty and Indemnity to be executed by Guarantor at Closing in the form attached hereto as Schedule 6.

“Guaranteed Maximum Price” shall have the meaning set forth in the Design/Build Agreement as of the date hereof, provided that such definition shall not be amended without the Lender’s consent.

“Guaranteed Scope of Work” shall have the meaning set forth in the Design/Build Agreement as of the date hereof, provided that such definition shall not be amended without the Lender’s consent.

“Hazardous Material” means petroleum and petroleum products or byproducts or components or wastes and compounds containing them, including, without limitation, gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls (“PCBs”) and compounds, equipment or materials containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form; mold or fungus or similar substances; urea formaldehyde foam; underground or aboveground storage tanks, whether empty or containing any substance; infectious material; unexploded or discharged ordnance; pesticide or pesticide residues; noise; any substance the manufacture, possession, presence, use, generation, storage, release, treatment, processing, transport, emission, disposal, abatement, cleanup, removal, remediation, handling or discharge of which is prohibited, limited or regulated by, or that may give rise to liability or damages under, any Environmental Law; any material or substance that is subject to the requirements of any Environmental Law; any material or substance that may reasonably be expected to constitute or contribute to a risk, danger or hazard to public health, safety or welfare or to the environment; and any other material or substance (whether or not naturally occurring) now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “solid waste,” “pesticide, contaminant,” “toxic” or “pollutant” or words of similar meaning or otherwise classified as hazardous, radioactive or toxic within the meaning of any Environmental Law.

“Hotel Operator” means the hotel operator or lodging manager engaged by the Company from time to time under the Hotel Operating Agreement. The initial Hotel Operator is PML Services LLC, an affiliate of InterContinental Hotels Group Resources, Inc.

“Hotel Operating Agreement” means (i) that certain Lodging Management Agreement, by and between the Company and Hotel Operator, dated as of August 14, 2009, as extended, amended, restated, supplemented, superseded or otherwise modified from time to time in accordance with the terms thereof, or (ii) any replacement or successor hotel operating agreement or lodging management agreement between the Company and a successor Hotel Operator, as the same shall be extended, amended, restated, supplemented, superseded or otherwise modified from time to time in accordance with the terms thereof.

“Improvements” shall mean, collectively (i) the “Improvements” as defined in the PAL Lease (expressly excluding the Excluded Improvements, as defined in the Lock Box Agreement), as such definition shall be amended from time to time in accordance with the PAL Lease, and

8

(ii) any building or other improvement (or portion thereof) which is demised or licensed under any Ancillary Lease, as such portion of the demised or licensed premises under such Ancillary Lease shall be amended from time to time in accordance with the applicable Ancillary Lease.

“Indemnified Party” means and includes Lender, any Persons owned or controlled by, owning or controlling, or under common control or directly affiliated with Lender, any participants in the Junior Loan, the directors, officers, partners, employees and agents of Lender and/or such Persons, and the successors and assigns of each of the foregoing Persons.

“Independent Construction Consulting Agreement” has the meaning set forth in Appendix A to the Lock Box Agreement.

“Indirect Costs” means certain costs (other than Direct Costs) of completion of the Improvements, including but not limited to, architects’, engineers’ and Lender’s counsel’s fees, filing fees, ground rents, interest on and recording taxes and title charges in respect of Mortgages, real estate taxes, water and sewer rents, survey costs, Loan commitment fees and insurance and bond premiums to the extent not Direct Costs, FF&E, OS&E, costs and expenses incurred by Developer Manager and fees paid to the Developer Manager under the Development Management Services Agreement, but not design build costs and expenses under the Design/Build Agreement.

“Initial Advance” means the first Advance of the Junior Loan proceeds to be made hereunder in the amount of $12,756,086.68.

“Information” shall have the meaning as set forth in Section 8.42.

“Insurance Proceeds” means the insurance claims under and the proceeds of any and all policies of insurance covering the Property or any part thereof, including all returned and unearned premiums with respect to any insurance relating to such Property, in each case whether now or hereafter existing or arising.

“Intercreditor Agreement” means the Intercreditor and Subordination Agreement among the Junior Lender, Junior Lender and Subordinate Lender, as amended and supplemented, and each Memorandum of Intercreditor Agreement with respect thereto.

“Junior Lender” means Behringer Harvard PAL I, LLC.

“Junior Loan” means that certain loan from the Junior Lender to the Borrower in the amount of $25,000,000 pursuant to the Junior Loan Agreement, which indebtedness is evidenced by the Junior Note.

“Junior Loan Agreement” means this Agreement, as the same may be extended, amended, restated, supplemented, superseded or otherwise modified from time to time in accordance with the terms thereof.

“Junior Loan Documents” means this Agreement, the Junior Note, the Mortgages, the Guaranty, the Environmental Agreement, Consent of Lessor, the Lock Box Agreement, the Control Agreement, the Collateral Assignment, the Assignment of Rents and Leases, Independent

9

Construction Consultant Agreement, and the Collateral Assignment of Lodging Management Agreement and any and all other documents which Borrower, or any other party or parties, have executed and delivered, or may hereafter execute and deliver, to evidence, secure or guarantee the Obligations, or any part thereof, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“Junior Note” shall mean that certain promissory note, dated as of the Effective Date, made by the Borrower in favor of the Junior Lender in the original principal balance of up to $25,000,000, as the same may be extended, amended, restated, supplemented, superseded or otherwise modified from time to time in accordance with the terms thereof.

“Land” means the land described in and encumbered by the Mortgages and land conveyed to the Borrower under Ancillary Leases.

“Laws” means all federal, state and local laws, statutes, rules, ordinances, regulations, codes, licenses, authorizations, decisions, injunctions, interpretations, orders or decrees of any court or other Governmental Authority having jurisdiction as may be in effect from time to time.

“Lease” means, collectively, (i) PAL Lease and (ii) Ancillary Leases.

“Letter of Intent” means that certain letter of interest from Behringer Harvard Opportunity REIT II, Inc., Lender’s ultimate parent, dated June 25, 2009 and accepted by Borrower and Actus Lend Lease Holdings LLC.

“Lien Waiver” means the lien waiver in the applicable form set forth in Schedule 11 attached hereto and made a part hereof, or in such other form approved by Lender in writing.

“Lock Box Account” means the account of such name, including the Restricted Subaccounts, described in Article II of the Lock Box Agreement.

“Lock Box Agreement” means that certain Lock Box, Cash Management and Disbursement Agreement, by and among the Borrower, the Lenders and the Cash Management Agent, dated as of the Effective Date, as the same may be extended, amended, restated, supplemented, superseded or otherwise modified from time to time in accordance with the terms thereof.

“LSCR Phase” has the meaning ascribed thereto in the PAL Lease.

“Maturity Date,” with respect to the Junior Note, means the earlier of (i) September 1, 2016 or (ii) such earlier maturity date as provided in the Junior Note.

“Material Adverse Effect” means (1) a material adverse effect upon (a) the business or financial position or results of operation of Borrower, (b) the ability of Borrower to perform any material obligations and/or undertakings as set forth in the Junior Loan Documents or (c) the value of the Property and/or (2) such event or action would not lessen, impair, diminish or limit, in each case to a material extent, any of Lender’s rights or remedies under any of the Junior Loan Documents or result in a default or event of default under any of the Project Documents (or a Termination Default, as such term is defined under the PAL Lease).

10

“Minimum Monthly Payment” has the meaning ascribed thereto in the Junior Note.

“Mortgage” means each certain Junior Construction Leasehold Mortgage or Leasehold Deed of Trust, Assignment, Security Agreement and Fixture Filing from the Borrower for the benefit of the Lender with respect to the Obligations, as amended and supplemented from time to time.

“Municipal Agreement” means that certain Municipal Services and Utility Support Agreement, by and between the Army and the Borrower, dated as of the Effective Date, as the same may be extended, amended, restated, supplemented, superseded or otherwise modified from time to time in accordance with the terms thereof.

“Net Award,” when used with respect to any Condemnation Awards or Insurance Proceeds, means the entire award, compensation, insurance proceeds and/or other payment, if any, on account of any Condemnation or Casualty, excluding proceeds of business interruption and/or use and occupancy insurance and less any reasonable expenses (including reasonable attorneys’ fees and expenses) actually incurred by the Entitled Person, as defined in the Lock Box Agreement, in collecting such award, compensation, insurance proceeds or other payment.

“Notice” means a notice, request, consent, demand or other communication given in accordance with the provisions of Section 8.6 of this Agreement.

“Obligations” means all present and future debts, obligations and liabilities of Borrower to Lender arising pursuant to the provisions of this Agreement, the Junior Note or any of the other Junior Loan Documents, including the obligations: (a) to pay all principal, interest, late charges and other amounts due at any time under the Junior Note; (b) to pay all Expenses, indemnification payments, reasonable fees and other amounts due at any time under the Mortgages or any of the other Junior Loan Documents, together with interest thereon as provided in the Mortgages or such Junior Loan Document; and (c) to perform, observe and comply with all of the terms, covenants and conditions, expressed or implied, which Borrower is required to perform, observe or comply with pursuant to the terms of the Mortgages or any of the other Junior Loan Documents or any of the Project Documents. Notwithstanding any language contained in the Junior Loan Documents, the Obligations of Borrower to pay and perform under the Environmental Agreement are unsecured.

“Operating Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of Borrower, as originally executed or as the same may be amended from time to time in accordance with its terms and the terms of this Agreement.

“OS&E” means (i) any supply items required for the operation of the Project, including, without limitation, chinaware, glassware, silverware, utensils, miscellaneous serving equipment, lines, towels, uniforms and similar items of personal property; and (ii) food and beverages and other consumable items used in the operation of a hotel, such as fuel, soap, cleaning materials, matches, stationary, brochures, folios and all other items used in the routine operations of a hotel which are consumable by nature.

“PAL Lease” means that certain Department of the Army Lease and Conveyance of Improvements, Privatization of Army Lodging (PAL) Group A, by and between the Army, as

11

lessor, and the Borrower, as lessee, dated as of the Effective Date, as the same may be extended, amended, restated, supplemented, superseded or otherwise modified from time to time in accordance with the terms thereof (including, without limitation, any lease which is intended to replace the PAL Lease, in whole or in part, that is entered into in accordance with the terms of the PAL Lease).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“Patriot Act Offense” shall have the meaning set forth in Section 3.22 hereof.

“Payment Certificate” means those certain certificates delivered from time to time by the Construction Consultant (in connection with any Draw Request) in accordance with Section 9.2.2 of the Design/Build Agreement.

“Payment Date” means the 1st day of each calendar month, commencing on October 1, 2009 and the Maturity Date of the Junior Note.

“Person” means an individual, a corporation, a partnership, a joint venture, a limited liability company, a trust, an unincorporated association, any Governmental Authority or any other entity.

“Plans and Specifications” means any and all plans and specifications prepared in connection with the development of the Land and the Construction of the Improvements in accordance with the Design/Build Agreement and, to the extent required in the Design/Build Agreement, approved in writing by Lender, as the same may from time to time be amended in accordance with the Design/Build Agreement.

“Prepayment Premium” shall have the meaning given in the Junior Note.

“Project” means, collectively, the Site, as defined in the Lock Box Agreement, the Improvements and the Personal Property, as defined in the Lock Box Agreement.

“Project Costs” means, collectively, all costs and expenses relating to the Improvements being paid from the Junior Loan that are not evidenced by the Junior Note as are approved by Lender.

“Project Documents” means the Lease, the Design/Build Agreement (and each other Construction Contract as defined in Appendix A to the Lock Box Agreement), the Asset and Property Management Agreement, the Construction Guaranty, the Development Management Services Agreement, the Municipal Agreement, the Hotel Operating Agreement, Bill of Sale and all other material agreements entered into by Borrower other than Junior Loan Documents relating to Borrower’s use, development, construction, renovation or occupancy of the Project other than the Debt Documents (as defined in the Lock Box Agreement).

12

“Project Schedule” means the schedule for commencement and completion of the development of the land and Construction of the Improvements attached hereto as Schedule 4, as the same may be revised from time to time with the written approval of Lender.

“Proper Form” means in form and substance reasonably satisfactory to Lender.

“Protective Advances” means any and all sums advanced or expended by Junior Lender which Junior Lender deems necessary or appropriate (a) to advance or complete construction of the Project and any Improvements and market the Property, (b) to repair, maintain or otherwise protect the Project and any Improvements or to prevent waste or destruction or to pay or prevent liens or to defend Borrower’s title or Junior Lender’s lien priority, (c) to pay taxes, assessments or insurance premiums in respect of the Project or any Improvements or to otherwise protect Junior Lender’s security interest in the Project, any Improvements and any other Collateral, or (d) in connection with Junior Lender’s protection or exercise of its rights or remedies under the this Agreement and the other Junior Loan Documents.

“Property” means the real and personal property conveyed and encumbered by the Mortgages.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, drums, tanks, and other similar containers, containing any Hazardous Material) into the indoor or outdoor environment.

“RE-MM” means RE Managing Member LLC, a Delaware limited liability company.

“Rents” means all of the rents, royalties, issues, profits, revenues, earnings, income and other benefits of the Property or any part thereof, or arising from the use or enjoyment of the Property or any part thereof, including all such amounts paid under or arising from any of the Leases and all fees, charges, accounts or other payments for the use or occupancy of rooms or other public facilities within the Property or any part thereof.

“Revenue” has the meaning ascribed thereto in the Lock Box Agreement.

“Senior Lender” means Bank of America, N.A.

“Senior Loan” means the Senior Loan from Lender to Borrower in the aggregate maximum amount of $35,000,000, which is evidenced by the Senior Note and secured by the Senior Mortgages.

“Senior Loan Amount” means an amount not to exceed Thirty-five Million and No/100 Dollars ($35,000,000).

“Senior Loan Agreement” means that certain Senior Loan Agreement, dated as of the Effective Date between the Borrower and the Senior Lender, as the same may be extended, amended, restated, supplemented, superseded or otherwise modified from time to time in accordance with the terms thereof.

13

“Senior Loan Documents” means the documents evidencing and securing the Senior Loan.

“Senior Loan Note” means the Senior Loan Note of even date herewith, in a principal amount equal to the Senior Loan Amount, made by Borrower to the order of Lender, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“SPE Provisions” shall have the meaning set forth in Section 4.28 herein.

“State” means the State of New York.

“Stored Materials” means building materials or furnishings that have not yet been incorporated into the Improvements.

“Subcontractors”; “Subcontract” means any Person engaged by the Borrower who has performed work and/or supplied any labor and/or materials with respect to the Improvements other than the Design/Build Contractor; any such contract or work order.

“Subordinate Lender” means Lend Lease (US) Capital Inc.

“Subordinate Loan” means the loan in the amount of $21,500,000 from the Subordinate Lender to the Borrower pursuant to the Subordinate Loan Agreement, which indebtedness is evidenced by the Subordinate Loan Note, which is subordinate to the Junior Loan and the Junior Loan.

“Subordinate Loan Agreement” means that certain loan agreement, dated as of the Effective Date, by and between the Borrower and the Subordinate Lender, as the same may be extended, amended, restated, supplemented, superseded or otherwise modified from time to time in accordance with the terms thereof.

“Subordinate Loan Documents” means the documents evidencing and securing the Subordinate Loan.

“Subordinate Loan Note” means that certain promissory note, dated as of the Effective Date, made by the Borrower in favor of the Subordinate Lender in the original principal balance of up to $21,500,000, as the same may be extended, amended, restated, supplemented, superseded or otherwise modified from time to time in accordance with the terms thereof.

“Subordination, Non-Disturbance and Attornment Agreement” means the agreement of that name, among the Lender, Borrower and PML Services LLC, dated as of the Effective Date, as it may be amended and supplemented.

“Survey” means a map or plat of survey of the Land which conforms with “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by ALTA and NSPS in 2005 (excluding requirements 5(c), 5(g) and 5(i) thereof) and includes items 2, 3, 4, 10, 11(a) and 15 of Table A thereof.

14

“Swap Contract” means any agreement, whether or not in writing, relating to any Swap Transaction, including, unless the context otherwise clearly requires, any form of master agreement (the “Master Agreement”) published by the International Swaps and Derivatives Association, Inc., or any other master agreement, entered into prior to the date hereof or any time after the date hereof, between Swap Counterparty and Borrower (or its Affiliate), together with any related schedule and confirmation, as amended, supplemented, superseded or replaced from time to time.

“Swap Counterparty” means Senior Lender, an Affiliate of Senior Lender, or such other party as may be permitted under the Senior Loan Agreement, in its capacity as the counterparty under any Swap Contract.

“Swap Obligations” means, with respect to any Person, the net liabilities of such Person under any Swap Transaction.

“Swap Transaction” means any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, note or bill option, interest rate option, forward foreign exchange transaction, cap transaction, collar transaction, floor transaction, currency swap transaction, cross-currency rate swap transaction, swap option, currency option, credit swap or default transaction, T-lock, or any other similar transaction (including any option to enter into the foregoing) or any combination of the foregoing, entered into prior to the date hereof or any time after the date hereof, between Swap Counterparty and Borrower (or its Affiliate).

“Taxes” means all taxes and assessments whether general or special, ordinary or extraordinary, or foreseen or unforeseen, which at any time may be assessed, levied, confirmed or imposed by any Governmental Authority or any communities facilities or other private district on Borrower or on any of its properties or assets or any part thereof or in respect of any of its franchises, businesses, income or profits.

“Yearly Budget” has the meaning set forth in the Hotel Operating Agreement.

15